Exhibit 10.1
Published CUSIP No.: [                             ]

$650,000,000
REVOLVING CREDIT FACILITY
Dated as of August 14, 2009
among
NORDSTROM, INC.,
as Borrower,
THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as Lenders,
BANK OF AMERICA, N.A.,
as Agent,
WELLS FARGO BANK, N.A.,
as Syndication Agent,
and
THE ROYAL BANK OF SCOTLAND PLC AND U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

BANC OF AMERICA SECURITIES LLC
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Co-Book Managers

i

ii

EXHIBITS

Exhibit 2.1(c)	Form of Notice of Borrowing
Exhibit 2.1(c)(iii)	Form of Notice of Responsible Officers
Exhibit 2.2(b)(i)	Form of Bid Loan Quote Request
Exhibit 2.2(b)(ii)	Form of Bid Loan Quote
Exhibit 2.4(b)(ii)	Form of Notice of Conversion/Continuation
Exhibit 2.5(a)(i)	Form of Revolving Loan Note
Exhibit 2.5(a)(ii)	Form of Bid Loan Note
Exhibit 3.1(d)	Form of Closing Officer’s Certificate
Exhibit 5.1(c)	Form of Compliance Certificate
Exhibit 9.6(b)	Form of Assignment and Assumption

SCHEDULES

Schedule 1.1(a)	Controlling Stockholders
Schedule 1.1(b)	Existing Liens
Schedule 1.1(c)	Revolving Commitments
Schedule 4.1	Organization of Borrower and Subsidiaries
Schedule 4.5	Material Litigation
Schedule 9.5	Certain Addresses for Notices

iii

Exhibit 10.1
REVOLVING CREDIT AGREEMENT
          REVOLVING CREDIT AGREEMENT, dated as of August 14, 2009 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among NORDSTROM, INC., a Washington corporation (the “Borrower”), the banks and other financial institutions that either now or in the future are parties hereto (collectively the “Lenders” and each individually a “Lender”), WELLS FARGO BANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, and any successor in such capacity, the “Agent”). The Lenders, the Syndication Agent and the Agent are collectively referred to herein as the “Lender Parties” and each individually as a “Lender Party.”
RECITALS
          WHEREAS, the Borrower has requested that the Lenders provide a new revolving credit facility in an aggregate amount of $650,000,000 (the “Credit Facility”) for the purposes hereinafter set forth;
          WHEREAS, the Lenders have agreed to make the requested Credit Facility available to the Borrower on the terms and conditions hereinafter set forth; and
          WHEREAS, this Agreement replaces in its entirety the Existing Credit Agreement.
          NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND RELATED MATTERS
          Section 1.1     Definitions.
          The following terms with initial capital letters have the following meanings:
          “Absolute Rate” is defined in Section 2.2(b)(iii).
          “Administrative Questionnaire” means an Administrative Questionnaire to be completed by each Lender in a form supplied by the Agent.
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of a Person, whether through the ownership of Capital Stock, by contract or otherwise, and the terms “controlled” and “common control” have correlative meanings. Unless otherwise indicated, “Affiliate” refers to an Affiliate of the Borrower. Notwithstanding the foregoing, in no event shall any Lender Party or any Affiliate of any Lender Partly be deemed to be an Affiliate of the Borrower. For the avoidance of doubt, the parties agree that, as of the date hereof, 1700 Seventh L.P., a Washington limited partnership, is not an Affiliate of the Borrower.
          “Agent” means Bank of America or any successor agent appointed in accordance with

Section 8.6.
          “Agent’s Account” means the account of the Agent identified as such on Schedule 9.5, or such other account as the Agent may hereafter designate by notice to the Borrower and each Lender Party.
          “Agent’s Office” means the office of the Agent identified as such on Schedule 9.5, or such other office as the Agent may hereafter designate by notice to the Borrower and each Lender Party.
          “Agreement” means this Credit Agreement, as it may be amended or modified from time to time, including all Schedules and Exhibits.
          “Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority.
          “Applicable Lending Office” means, with respect to any Lender, (i) in the case of any payment with respect to Euro-Dollar Rate Loans, such Lender’s Euro-Dollar Lending Office and (ii) in the case of any payment with respect to Base Rate Loans or Bid Loans or any other payment under the Loan Documents, such Lender’s Domestic Lending Office.
          “Applicable Margin” means, at any time, with respect to Facility Fees, Base Rate Loans or Euro-Dollar Rate Loans, as applicable, the appropriate applicable percentage corresponding to the long term, senior, unsecured, non-credit enhanced debt rating of the Borrower in effect from time to time as shown below:

	Long Term, Senior, Unsecured,	Applicable	Applicable	Applicable
Level	Non-Credit	Margin for	Margin for	Margin for
	Enhanced Debt Rating of	Euro-Dollar Rate	Base Rate	Facility Fees
	Borrower	Loans	Loans
I.	≥ A+ from S&P or ≥ A1 from Moody’s	1.075%	0.075%	0.175%
II.	≥ A but < A+ from S&P or ≥ A2 but < A1 from Moody’s	1.300%	0.300%	0.200%
III.	≥ A- but < A from S&P or ≥ A3 but < A2 from Moody’s	1.750%	0.750%	0.250%
IV.	≥ BBB+ but < A- from S&P or ≥ Baa1 but < A3 from Moody’s	2.125%	1.125%	0.375%
V.	≥ BBB but < BBB+ from S&P or ≥ Baa2 but < Baa1 from Moody’s	2.500%	1.500%	0.500%

	Long Term, Senior, Unsecured,	Applicable	Applicable	Applicable
Level	Non-Credit	Margin for	Margin for	Margin for
	Enhanced Debt Rating of	Euro-Dollar Rate	Base Rate	Facility Fees
	Borrower	Loans	Loans

VI.	≥ BBB- but < BBB from S&P or ≥ Baa3 but < Baa2 from Moody’s	2.875%	1.875%	0.625%
VI.	< BBB- from S&P or < Baa3 from Moody’s or unrated by S&P and Moody’s	3.250%	2.250%	0.750%

          Notwithstanding the above, (i) if at any time there is a split in ratings between S&P and Moody’s of one level, the applicable percentage shall be determined by the higher of the two ratings (e.g. A-/Baa1 results in Level III pricing) and (ii) if at any time there is a split between S&P and Moody’s of two or more levels, the applicable level shall be one level below the higher of the S&P or Moody’s rating (e.g. A-/Baa2 results in Level IV pricing, as does A-/Baa3).
          The credit ratings to be utilized for purposes of determining a Level hereunder are those assigned to the senior unsecured long-term debt of the Borrower without third-party credit enhancement, and any rating assigned to any other Debt of the Borrower shall be disregarded. The debt rating in effect at any date is the debt rating that is in effect at the close of business on such date. The Applicable Margin shall be determined and, if necessary, adjusted on the date (each, a “Determination Date”) on which there is any change in the Borrower’s debt ratings. Each Applicable Margin shall be effective from one Determination Date until the next Determination Date. Any adjustment in the Applicable Margin shall be applicable to all existing Euro-Dollar Rate Loans and all existing Base Rate Loans as well as any new Euro-Dollar Rate Loans and any new Base Rate Loans made. The Borrower shall notify the Agent in writing immediately upon any change in its debt ratings.
          “Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignment and Assumption” means an Assignment and Assumption in the form of Exhibit 9.6(b).
          “Bank of America” means Bank of America, N.A. or any successor thereto.
          “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended, modified, succeeded or replaced from time to time.
          “BAS” means Banc of America Securities LLC or any successor thereto, in its capacity as joint lead arranger and co-book manager.
          “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the Prime Rate and (iii) the Interbank Offered Rate plus 1.0%. Notwithstanding the reference to the Interbank Offered Rate in this definition, such rate is for reference only, and the Base Rate shall in no event include “match-funding” of Loans using the Base Rate or cause such Loans to be subject to an interest period or adjustment of the rate due to taxes, Applicable Lending Office or the like; the unavailability of the Interbank Offered Rate at any time shall result solely in the Base Rate being the higher of the other two rates.
          “Base Rate Loan” means a Revolving Loan, or portion thereof, that bears interest by reference to the Base Rate.
          “Bid Loan” is defined in Section 2.2(a).
          “Bid Loan Borrowing” is defined in Section 2.2(a).
          “Bid Loan Note” means a Bid Loan Note made by the Borrower, in substantially the form of Exhibit 2.5(a)(ii), payable to the order of a Lender, evidencing the obligation of the Borrower to repay the Bid Loans made by such Lender, and includes any Bid Loan Note issued in exchange or substitution therefor.
          “Bid Loan Quote” is defined in Section 2.2(b)(ii).
          “Bid Loan Quote Request” is defined in Section 2.2(b)(i).
          “Borrower” means Nordstrom, Inc., a Washington corporation, and its successors and permitted assigns.
          “Borrower Account” means the account of the Borrower identified as such on Schedule 9.5, or such other account as the Borrower may hereafter designate by notice to the Agent, with the prior consent of the Agent (such consent not to be withheld, conditioned or delayed so long as the designation of such account would not prevent the Agent from satisfying its obligations hereunder in a timely manner).
          “Borrower Materials” is defined in Section 5.1.
          “Borrowing” means a contemporaneous borrowing of Loans of the same Type.
          “Business Day” means any day that (i) is not a Saturday, Sunday or other day on which commercial banks in Seattle, Washington, San Francisco, California or Charlotte, North Carolina are authorized or obligated to close and (ii) if the applicable Business Day relates to any Euro-Dollar Rate Loans, is a Euro-Dollar Business Day.
          “Capital Expenditures” means, for any period, for the Borrower and its consolidated Subsidiaries, all capital expenditures as determined in accordance with GAAP, but excluding expenditures to the extent made with insurance proceeds received in connection with any loss of, damage to or destruction of any property of the Borrower or its consolidated Subsidiaries so long as such insurance proceeds are used to purchase, replace, rebuild or refurbish property that is useful in the business of the Borrower or its Subsidiaries.
          “Capital Stock” means, with respect to any Person, all (i) shares, interests, participations or other equivalents (howsoever designated) of capital stock and other equity or ownership interests of such Person and (ii) rights (other than debt securities convertible into capital stock or other equity interests), warrants or options to acquire any such capital stock or other equity interests.
          “Capitalized Leases” means, as to any Person, all leases of such Person of real or personal property that in accordance with GAAP are or should be capitalized on the balance sheet of such Persons. The amount of any Capitalized Lease shall be the capitalized amount thereof as determined in accordance with GAAP.
          “Change of Control” means that (a) a majority of the directors of the Borrower shall be Persons other than Persons (x) for whose election proxies shall have been solicited by the board of directors of the Borrower or for whose appointment or election is otherwise approved or ratified by the board of directors of the Borrower or (y) who are then serving as directors appointed by the board of directors to fill vacancies on the board of directors caused by death or resignation (but not by removal) or to fill newly-created directorships or (b) any “person” or “group” (as such terms are used in Sections 13(d) of the Securities Exchange Act of 1934), other than the Controlling Stockholders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire whether such right is immediately exercisable or only after the passage of time), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Borrower.
          “Closing Date” means the date of this Agreement.
          “Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
          “Compliance Certificate” is defined in Section 5.1(c).
          “Contingent Obligation” means, as to any Person, any obligation, direct or indirect, contingent or otherwise, of such Person which does or would reasonably be expected to result in the direct payment of money (i) with respect to any Debt or other obligation of another Person, including any direct or indirect guarantee of such Debt (other than any endorsement for collection in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Debt or obligation or any security therefor, or to provide funds for the payment or discharge of any such Debt or obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (ii) to provide funds to maintain the financial condition of any other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holders of Debt or other obligations of another Person or (iv) otherwise to assure or hold harmless the holders of Debt or other obligations of another Person against loss in respect thereof. The amount of any Contingent Obligation shall be the greater of (a) the amount of the Debt or obligation guaranteed or otherwise supported thereby or (b) the maximum amount guaranteed or supported by the Contingent Obligation. The term “Contingent Obligation”, as used with respect to the Borrower or any Subsidiary, shall not include (1) the obligations of the Borrower under any obligation which the Borrower has or may have to sell to, repurchase from or indemnify the purchaser or other transferee with respect to accounts discounted, sold or in which an interest is otherwise transferred by the Borrower or any Subsidiary in the ordinary course of its business (but any such other obligation shall be excluded only to the extent that such other obligation is for the benefit, directly or indirectly, of any Person that is a Wholly-Owned Subsidiary (direct or indirect) of the Borrower); or (2) any obligation which a Subsidiary has or may have to sell to, repurchase from or indemnify the purchaser or other transferee with respect to accounts discounted, sold or in which an interest is otherwise transferred by the Borrower or such Subsidiary in the ordinary course of its business (but any such other obligation shall be excluded only to the extent that such obligation is for the benefit, directly or indirectly, of any Person that is a Wholly-Owned Subsidiary (direct or indirect) of the Borrower); (3) supply, service or licensing agreements between or among the Borrower or its Subsidiaries and any Affiliate(s), in each case, so long as such agreements comply with Section 6.6; (4) environmental indemnities routinely given as part of sale, lease or other disposition or acquisition of real estate, or (5) “indemnities” for attorneys’ fees and costs which are incidental to another transaction and/or damages arising from breach of the terms of such transaction.
          “Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, agreement or other instrument to which that Person is a party or by which it or any of the properties owned or leased by it is bound or otherwise subject.
          “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (irrespective of whether incorporated) that, together with the Borrower or any Subsidiary, are or were treated as a single employer under Section 414 of the Code.
          “Controlling Stockholders” means the individuals listed on Schedule 1.1(a) hereto and the spouse and lineal descendants of any such individual.
          “Debt” means, with respect to any Person, the aggregate amount of, without duplication: (i) all obligations for borrowed money (including, except as otherwise provided in subpart (iii) below, purchase money indebtedness) other than, with respect to Debt of the Borrower or any of its Subsidiaries, funds borrowed by the Borrower or any such Subsidiary from the Borrower or another such Subsidiary; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable (which trade payables are deemed to include any consignment purchases) arising in the ordinary course of business that are not overdue; (iv) the principal portion of all obligations under (a) Capitalized Leases and (b) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (v) all obligations of third parties secured by a Lien on any asset owned by such Person whether or not such obligation or liability is assumed; (vi) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances; (vii) all Contingent Obligations; (viii) the aggregate amount paid to, or borrowed by, such Person as of such date under a sale of receivables or similar transaction (regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP); (ix) all Debt of any partnership or unincorporated joint venture to the extent such Person is legally obligated with respect thereto; and (x) all net obligations with respect to interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.
          “Default” means any condition or event that, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute or unless such failure has been cured, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been adjudicated or determined by a governmental entity having authority over such Person or its assets to be insolvent or become the subject of a bankruptcy or insolvency proceeding or has had a receiver, conservator, trustee or custodian appointed for it; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or a parent company thereof or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof; it being understood that if a Lender has been turned over to the FDIC (or a similar regulatory entity) for the purpose of sale or liquidation it shall be a Defaulting Lender.
          “Dollars” and “$” mean lawful money of the United States of America.
          “Domestic Lending Office” means the office, branch or Affiliate of any Lender described in such Lender’s Administrative Questionnaire as its Domestic Lending Office or such other office, branch or Affiliate as the Lender may hereafter designate as its Domestic Lending Office for one or more Types of Loans by notice to the Borrower and the Agent.
          “EBITDAR” means, for any period, with respect to the Borrower and its consolidated Subsidiaries, Net Income plus, to the extent deducted in determining such Net Income, the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) Rent Expense and (f) non-recurring, non-cash charges (including goodwill or other impairment charges) in an aggregate principal amount not to exceed $50,000,000 during the term of this Agreement, in each case as determined in accordance with GAAP.
          “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed; it being understood that it shall be reasonable for the Borrower to withhold consent to a new assignee Lender if as a result of such assignment the Borrower would incur additional costs, including without limitation, under Sections 2.13 and 2.16; and the assignee Lender shall provide such information, if requested by the Borrower, in connection with any proposed assignment); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (ii) any competitor of the Borrower or any affiliate of a competitor of the Borrower or the Borrower’s Affiliates or (iii) any Defaulting Lender.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Event” means (i) (a) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC (provided that a reportable event arising from the disqualification of a Plan or the distress termination of a Plan under ERISA Section 4041(c) shall be deemed to be an ERISA Event without regard to any waiver of notice by the PBGC by regulation or otherwise), or (b) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (ii) the minimum required contribution (as defined in Section 430(a) of the Code) to each Pension Plan, and the minimum contribution required under Section 412 of the Code have not been timely contributed with respect to a Plan; (iii) the provision by the administrator of a Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iv) the cessation of operations at a facility of the Borrower or any member of the Controlled Group in the circumstances described in Section 4062(e) of ERISA; (v) the withdrawal by the Borrower or any member of the Controlled Group from a Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2)

of ERISA; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
          “Euro-Dollar Business Day” means any Business Day on which commercial banks are open for international business (including dealings in interbank Dollar deposits) in London, England.
          “Euro-Dollar Lending Office” means the office, branch or Affiliate of any Lender described in such Lender’s Administrative Questionnaire as its Euro-Dollar Lending Office or, subject to the terms hereof, such other office, branch or Affiliate as such Lender may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.
          “Euro-Dollar Rate” means, for any Interest Period with respect to any Euro-Dollar Rate Loan, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate for such Euro-Dollar Rate Loan for such Interest Period by (b) one minus the Euro-Dollar Reserve Requirement for such Euro-Dollar Rate Loan for such Interest Period.
          “Euro-Dollar Rate Loan” means a Revolving Loan, or portion thereof, that bears interest at a rate determined by reference to a Euro-Dollar Rate (and as to which a single Interest Period is applicable) but such term excludes any Base Rate Loan on which the Base Rate is determined based on the Interbank Offered Rate under the definition of Base Rate or any Bid Loan.
          “Euro-Dollar Reserve Requirement” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Euro-Dollar Rate for each outstanding Euro-Dollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Euro-Dollar Reserve Requirement.
          “Event of Default” means any of the events specified in Section 7.1.
          “Excluded Tax” means, with respect to any payment to any Lender Party, (i) any taxes imposed on or measured by the overall net income (including a franchise tax based on net income) of such Lender Party by any Governmental Authority or taxing authority thereof or therein, and (ii) any taxes imposed on or measured by the overall net income (including a franchise tax based on net income) of such Lender Party or its Agent’s Office or Applicable Lending Office in respect of which the payment is made, by any Governmental Authority in the jurisdiction in which it is incorporated, maintains its principal executive office or in which such Agent’s Office or Applicable Lending Office is located.
          “Existing Credit Agreement” means that certain Revolving Credit Agreement, dated as of November 4, 2005, by and among the Borrower, the financial institutions party thereto as lenders thereunder and Bank of America, N.A., as administrative agent for such lenders, as it has been amended, supplemented or otherwise modified from time to time.
          “Existing Liens” means the Liens described on Schedule 1.1(b).
          “Facility Fee” is defined in Section 2.6(a).

          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.
          “Fee Letter” means that certain letter agreement, dated as of July 8, 2009, among the Borrower, the Agent and BAS regarding certain fees relating to this Agreement, as the same may be amended, supplemented or otherwise modified in writing from time to time by the Borrower, the Agent and BAS.
          “Fees” means, collectively, the fees defined in or referenced in Section 2.6.
          “Fiscal Year” means the fiscal year of the Borrower, which shall be the twelve month-period ending on January 31 in each year or such other period as the Borrower may designate and the Agent may approve in writing. “Fiscal Quarter” or “fiscal quarter” means any quarter of a Fiscal Year.
          “Fixed Charge Coverage Ratio” is defined in Section 6.3(b).
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
          “Funded Debt” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, the aggregate amount of, without duplication: (i) all obligations for borrowed money (including, except as otherwise provided in subpart (iii) below, purchase money indebtedness) other than funds borrowed by the Borrower or any Subsidiary from the Borrower or another Subsidiary; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable (which trade payables are deemed to include any consignment purchases) arising in the ordinary course of business that are not overdue; (iv) the principal portion of all obligations under (a) Capitalized Leases and (b) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of the Borrower or any of its Subsidiaries where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (v) all obligations of others secured by a Lien on any asset owned by the Borrower or any of its Subsidiaries whether or not such obligation or liability is assumed; and (vi) the aggregate amount paid to, or borrowed by, the Borrower or any of its Subsidiaries as of such date under a sale of receivables or similar transaction (regardless of whether such transaction is effected without recourse to the Borrower or any of its Subsidiaries or in a manner that would not be reflected on the balance sheet of the Borrower or any of its Subsidiaries in accordance with GAAP).
          “Funding Date” means any date on which a Loan is (or is requested to be) made.
          “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time and applied on a consistent basis.

          “Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration, qualification or filing with, any Governmental Authority.
          “Governmental Authority” means any nation and any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any tribunal or arbitrator of competent jurisdiction.
          “Indemnitees” is defined in Section 9.2.
          “Information” is defined in Section 9.13.
          “Interbank Offered Rate” means:
          (a)      For any Interest Period with respect to a Euro-Dollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Interbank Offered Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
         (b)       For any day with respect to an interest rate calculation for a Base Rate Loan, the rate per annum equal to BBA LIBOR at approximately 11:00 a.m., London time, two Business Days prior to such date for Dollar deposits (for delivery on such day) with a term equivalent to one month. If such rate is not available at such time for any reason, then the “Interbank Offered Rate” shall be the rate determined by the Agent to be the rate at which deposits in Dollars for delivery on the Funding Date for such Base Rate Loan in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at approximately 11:00 a.m. (London time) two Business Days prior to such day.
          “Interest Expense” means the consolidated interest expense (including the amortization of debt discount and premium, the interest component under Capitalized Leases and the implied interest component under synthetic leases, tax retention operating leases, off-balance sheet loans or similar off-balance sheet financing products) of the Borrower and its Subsidiaries, as determined in accordance with GAAP.
          “Interest Period” means, subject to the conditions set forth below:
          (i)       with respect to each Euro-Dollar Rate Loan, the period commencing on the Funding Date specified in the related Notice of Borrowing or Notice of Conversion/Continuation and ending (subject to availability to all Lenders) one, two, three or six months thereafter, as the Borrower may elect, as applicable; and

          (ii)      with respect to any Bid Loan, the period commencing on the Funding Date specified in the related Bid Loan Quote Request and ending on any Business Day not less than seven and not more than 30 days thereafter, as the Borrower may request as provided in Section 2.2(b)(i).
          Notwithstanding the foregoing: (a) if a Euro-Dollar Rate Loan is continued, the Interest Period applicable to the continued Euro-Dollar Rate Loan shall commence on the day on which the Interest Period applicable to such Euro-Dollar Rate Loan ends; (b) any Interest Period applicable to a Euro-Dollar Rate Loan (1) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day or (2) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month; and (c) no Interest Period shall end after the Maturity Date.
          “Investment Agreement” means the Investment Agreement, dated as of October 8, 1984, between the Borrower and Nordstrom Credit, Inc., a Colorado corporation, as amended from time to time.
          “Lender” means each of those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 9.6(b) or Section 2.18.
          “Lender Party” means each of the Lenders, the Agent and the Syndication Agent.
          “Leverage Ratio” is defined in Section 6.3(a).
          “Lien” means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.
          “Loan” means a Base Rate Loan, Euro-Dollar Rate Loan or Bid Loan, each of which constitutes a “Type” of Loan.
          “Loan Documents” means, collectively, this Agreement, the Notes, and any other agreement, instrument or other writing executed or delivered by the Borrower in connection herewith, and all amendments, exhibits and schedules to any of the foregoing.
          “Margin Regulations” means Regulations T, U and X of the Federal Reserve Board, as amended from time to time, or any successor regulations.
          “Margin Stock” means “margin stock” as defined in the Margin Regulations.
          “Material Adverse Effect” or “Material Adverse Change” means (i) a material adverse effect on or (ii) a material adverse change in, as the case may be, any one or more of the following: (A) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (B) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party or (C) the actual material rights and remedies of any Lender Party under any Loan Document.

          “Material Contractual Obligation” means a Contractual Obligation, the violation of which could reasonably be expected to have a Material Adverse Effect.
          “Maturity Date” means August 14, 2012.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor or assignee of the business of such company in the business of rating debt.
          “Mortgages” means mortgages, deeds of trust or deeds to secure debt that purport to grant to a Person a security interest in the fee interests and/or leasehold interests of the Borrower or any Subsidiary in any real property.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.
          “Net Income” means, for any period with respect to the Borrower and its consolidated Subsidiaries, net income (or net loss), excluding the effect of extraordinary or other non-recurring gains and losses, as determined in accordance with GAAP.
          “Note” means a Revolving Loan Note or Bid Loan Note.
          “Notice of Borrowing” is defined in Section 2.1(c)(i).
          “Notice of Conversion/Continuation” is defined in Section 2.4(b)(ii).
          “Notice of Responsible Officers” is defined in Section 2.1(c)(iii).
          “Obligations” means all present and future obligations and liabilities of the Borrower of every type and description arising under or in connection with the Loan Documents due or to become due to the Lender Parties or any Person entitled to indemnification under the Loan Documents, or any of their respective successors, transferees or assigns, whether for principal, interest, Fees, expenses, indemnities or other amounts (including attorneys’ fees and expenses) and whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary, or involuntary, liquidated or unliquidated, determined or undetermined, and whether now or hereafter existing, renewed or restructured.
          “Participant” is defined in Section 9.6(d).
          “PBGC” means the Pension Benefit Guaranty Corporation, as defined in Title IV of ERISA, or any successor.
          “Permitted Liens” means, with respect to any asset, the Liens (if any) permitted to exist on such asset in accordance with Section 6.1.
          “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.
          “Plan” means, at any time, any employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 430 of the Code and that is either (i) maintained by the Borrower or any member of a Controlled Group for employees of the Borrower or such Controlled Group or was formerly so maintained and in respect of which the Borrower or any member of the Controlled Group could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated or (ii) maintained for employees of the Borrower or any member of the Controlled Group and at least one Person other than the Borrower and the members of the Controlled Group or was formerly so maintained and in respect of which the Borrower or any member of the Controlled Group could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          “Platform” is defined in Section 5.1.
          “Post-Default Rate” means (i) with respect to all Base Rate Loans and any other amounts (other than then outstanding Euro-Dollar Rate Loans) owing hereunder not paid when due, a rate per annum equal at all times to the rate otherwise applicable to Base Rate Loans plus 2.00% per annum, and (ii) with respect to each then outstanding Euro-Dollar Rate Loan, a rate per annum equal at all times to the rate otherwise applicable to such Euro-Dollar Rate Loan plus 2.00% per annum.
          “Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Recourse Agreement” means the Recourse Agreement, dated as of March 1, 2001, between the Borrower and Nordstrom Credit, Inc., a Colorado corporation, for the benefit of Nordstrom fsb, a federal savings bank, as amended from time to time.
          “Regulation D” means Regulation D of the Federal Reserve Board, as amended from time to time.
          “Regulatory Change” means (i) the adoption or becoming effective after the date hereof of any treaty, law, rule or regulation, (ii) any change in any such treaty, law, rule or regulation (including Regulation D), or any change in the administration or enforcement thereof, by any Governmental Authority, central bank or other monetary authority charged with the interpretation or administration thereof, in each case after the date hereof, or (iii) compliance after the date hereof by any Lender Party (or its Applicable Lending Office or, in the case of capital adequacy requirements, any holding company of any Lender Party) with any interpretation, directive, request, order or decree (whether or not having the force of law) of any such Governmental Authority, central bank or other monetary authority.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
          “Rent Expense” means the consolidated rent expense of the Borrower and its Subsidiaries, as determined in accordance with GAAP.
          “Required Lenders” means Lenders having more than 50% of the Revolving Commitments or, if the Revolving Commitments have terminated, Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans. The Revolving Commitments of, and the outstanding Loans held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders for as long as such Lender is a Defaulting Lender.
          “Responsible Officer” is defined in Section 2.1(c)(iii).

          “Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Borrower or any Subsidiary now or hereafter outstanding, except (a) a dividend or other distribution payable solely in shares or equivalents of Capital Stock of the same class as the Capital Stock on account of which the dividend or distribution is being paid or made and (b) the issuance of equity interests upon the exercise of outstanding warrants, options or other rights, or (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of the Borrower or any Subsidiary now or hereafter outstanding.
          “Revolving Commitment” means, with respect to each Lender, the amount set forth for such Lender on Schedule 1.1(c) or as set forth in the Assignment and Assumption or in any other documentation described in Section 2.18 pursuant to which such Lender becomes a party hereto, in each case, as modified or terminated from time to time pursuant to the terms hereof.
          “Revolving Commitment Percentage” means, for each Lender, the percentage identified on Schedule 1.1(c) opposite such Lender’s name or as set forth in the Assignment and Assumption or in any other documentation described in Section 2.18 pursuant to which such Lender becomes a party hereto, in each case, as such percentage may be modified in accordance with the terms hereof.
          “Revolving Commitment Termination Date” is defined in Section 2.7(a).
          “Revolving Committed Amount” means SIX HUNDRED FIFTY MILLION DOLLARS ($650,000,000), as such amount may be reduced in accordance with Section 2.7 or increased in accordance with Section 2.18.
          “Revolving Loan Note” means a Revolving Loan Note made by the Borrower, in substantially in the form of Exhibit 2.5(a)(i), payable to the order of a Lender, evidencing the obligation of the Borrower to repay the Revolving Loans made by such Lender and includes any Revolving Loan Note issued in exchange or substitution therefor.
          “Revolving Loans” is defined in Section 2.1(a)(i).
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating debt.
          “Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
          “SEC” means the United States Securities and Exchange Commission, and any successor thereto.
          “Senior Officer” means, with respect to the Borrower, the chairman of the board of directors; the president; the chief executive officer; the chief operating officer; the chief financial officer; or the vice president and treasurer of the Borrower.
          “Solvent” and “Solvency” mean, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is about to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the Voting Stock is at the time directly or indirectly owned by such first Person. Unless otherwise indicated, “Subsidiary” refers to a Subsidiary of the Borrower.
          “Support Letter” means (i) that certain letter from the Borrower to Nordstrom fsb, a federal savings bank, dated as of June 17, 2004 affirming the Borrower’s commitment to provide adequate funding to allow Nordstrom fsb to meet its obligations, as amended by a letter dated June 2005, and as further amended from time to time, (ii) that certain Savings Association Support Agreement dated as of May 31, 2009 among the Borrower, Nordstrom Credit, Inc. and the Office of Thrift Supervision, a Federal banking agency existing under the laws of the United States of America, affirming the Borrower’s commitment to provide adequate funding to allow Nordstrom fsb to meet its obligations, as amended from time to time and/or (iii) such other similar type agreements as are required by an applicable regulator.
          “Syndication Agent” means Wells Fargo Bank, N.A., or any successors thereto.
          “Taxes” means any income, stamp, excise, property and other taxes, charges, fees, levies, duties, imposts, withholdings or other assessments, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority upon any Person.
          “Type” is defined in the definition of “Loan.”
          “Voting Stock” means Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such a contingency.
          “Wholly-Owned” means, with respect to any Subsidiary, that all the Capital Stock (except for directors’ qualifying shares) of such Subsidiary are directly or indirectly owned by the Borrower.
          Section 1.2.     Related Matters.
            (a)       Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, “including” is not limiting, and “or” has the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “hereto,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole (including the Preamble, the Recitals, the Schedules and the Exhibits) and not to any particular provision of this Agreement. References in this Agreement to “Articles,” “Sections,” “Subsections,” “Exhibits,” “Schedules,” “Recitals” and “Preambles” are to this Agreement unless otherwise specified. References in this Agreement to any agreement, other document or law “as amended” or “as amended from time to time,” or to amendments of any document or law, shall include any amendments, supplements, replacements, renewals, waivers or other modifications. References in this Agreement to any law (or any part thereof) include any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended from time to time.
          (b)         Determinations. Any determination or calculation contemplated by this Agreement that is made by any Lender Party in good faith and reasonably shall be final and conclusive and binding upon the Borrower and, in the case of determinations by the Agent, also the other Lender Parties, in the absence of manifest error. All consents and other actions of any Lender Party contemplated by this Agreement may be given, taken, withheld or not taken in such Lender Party’s discretion (whether or not so expressed), except as otherwise expressly provided herein.
          (c)         Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a material change in the resulting financial covenants, standards or terms in this Agreement, then the Borrower and the Lender Parties agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as they would be if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or any regulator of financial institutions or financial institution holding companies.
          (d)         Governing Law and Submission to Jurisdiction.
             (i)         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (OTHER THAN THE RULES REGARDING CONFLICTS OF LAWS) OF THE STATE OF WASHINGTON.
             (ii)         THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF WASHINGTON SITTING IN KING COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF WASHINGTON, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH WASHINGTON STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL

JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
            (e)       Headings. The Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction hereof.
            (f)       Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction.
            (g)       Time. All references to time herein shall be references to Pacific Standard Time or Pacific Daylight Time, as the case may be, unless specified otherwise.
ARTICLE 2
AMOUNTS AND TERMS OF THE CREDIT FACILITIES
          Section 2.1.     Revolving Loans.
          (a)        General Terms.
            (i)       Each Lender severally agrees, upon the terms and subject to the conditions set forth in this Agreement, at any time from and after the Closing Date until the Business Day next preceding the Revolving Commitment Termination Date, to make revolving loans (each a “Revolving Loan”) to the Borrower; provided that (A) the sum of all Revolving Loans outstanding plus all Bid Loans outstanding shall not exceed the Revolving Committed Amount and (B) with respect to each individual Lender, such Lender’s pro rata share of outstanding Revolving Loans shall not exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.
            (ii)       Revolving Loans may be voluntarily prepaid pursuant to Section 2.8(c) and, subject to the provisions of this Agreement, any amounts so prepaid or otherwise repaid in accordance with their terms may be re-borrowed, up to the amount available under this Section 2.1 at the time of such reborrowing.
          (b)       Type of Loans and Amounts.
            (i)       Loans made under this Section 2.1 may be Base Rate Loans or Euro-Dollar Rate Loans, subject, however, to Sections 2.4(c) and 2.12.
            (ii)       Each Borrowing of Revolving Loans shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $100,000 in excess thereof, in the case of a Borrowing of

Base Rate Loans, or a minimum aggregate amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of a Borrowing of Euro-Dollar Rate Loans.
          (c)       Notice of Borrowing.
            (i)       When the Borrower desires to borrow Revolving Loans pursuant to this Section 2.1, it shall provide telephonic notice to the Agent followed promptly by a written Notice of Borrowing substantially in the form of Exhibit 2.1(c), duly completed and executed by a Responsible Officer (a “Notice of Borrowing”), (A) no later than 10:00 a.m. on the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, or (B) no later than 10:00 a.m. at least three Euro-Dollar Business Days before the proposed Funding Date, in the case of a Borrowing of Euro-Dollar Rate Loans.
            (ii)       No Lender Party shall incur any liability to the Borrower or the other Lender Parties in acting upon any telephonic notice that such Lender Party believes to have been given by a Responsible Officer or for otherwise acting in good faith under this Section 2.1 and in making any Loan in accordance with this Agreement pursuant to any telephonic notice and, upon funding of Revolving Loans by any Lender in accordance with this Agreement pursuant to any such telephonic notice, the Borrower shall have effected Revolving Loans hereunder.
            (iii)      The Borrower shall notify the Agent of the names of its officers and employees authorized to request and take other actions with respect to Loans on behalf of the Borrower (each a “Responsible Officer”) by providing the Agent with a Notice of Responsible Officers substantially in the form of Exhibit 2.1(c)(iii), duly completed and executed by a Senior Officer (a “Notice of Responsible Officers”). The Agent shall be entitled to rely conclusively on a Responsible Officer’s authority to request and take other actions with respect to Loans on behalf of the Borrower until the Agent receives a new Notice of Responsible Officers that no longer designates such Person as a Responsible Officer.
            (iv)       Any Notice of Borrowing (or telephonic notice) delivered pursuant to this Section 2.1 shall be irrevocable and, subject to Section 2.12(a), the Borrower shall be bound to make a Borrowing in accordance therewith.
            (v)       The Agent shall promptly notify each Lender of the contents of any Notice of Borrowing (or telephonic notice) received by it, and such Lender’s pro rata portion of the Borrowing requested. Prior to 11:00 a.m. on the date specified in such notice as the Funding Date, each Lender, subject to the terms and conditions hereof, shall make its pro rata portion of the Borrowing available, in Dollars and in immediately available funds, to the Agent at the Agent’s Account.
          (d)       Funding. Not later than 1:00 p.m. on the applicable Funding Date or such later time as may be agreed to by the Borrower and the Agent, and subject to and upon satisfaction of the applicable conditions set forth in Article 3 as determined by the Agent, the Agent shall, upon receipt of the proceeds of the requested Loans, make such proceeds available to the Borrower in Dollars in immediately available funds in the Borrower Account.
          (e)       Several Obligations; Funding by Lenders; Presumption by Agent. The obligations of the Lenders hereunder to make Revolving Loans and to make payments pursuant to Section 9.2(b) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 9.2(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 9.2(b). Unless the Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Euro-Dollar Rate Loans (or, in the case of any borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such borrowing) that such Lender will not make available to the Agent such Lender’s share of such Revolving Loan, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(c) (or, in the case of a borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1(c)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender agrees to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. If such Lender has not paid such amount to the Agent within two Business Days following the Agent’s demand therefor, then the Borrower agrees to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent at the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Loan to the Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.
          Section 2.2.     Bid Loans.
            (a)       General Terms. At any time prior to the Business Day immediately preceding the Revolving Commitment Termination Date, the Borrower may request the Lenders to make offers to make bid loans to the Borrower (each a “Bid Loan”); provided that (i) the sum of all Bid Loans outstanding plus all Revolving Loans outstanding shall not exceed the Revolving Committed Amount; (ii) the aggregate amount of Bid Loans requested for any Funding Date and with the same Interest Period (each a “Bid Loan Borrowing”) shall be at least $2,000,000 and in integral multiples of $1,000,000 in excess thereof; and (iii) all Interest Periods applicable to Bid Loans shall be subject to Section 2.4(c). The Lenders may, but shall have no obligation to, make such offers, and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.2.
            (b)       Bid Loan Procedures.
            (i)       When the Borrower wishes to request offers to make Bid Loans, it shall provide telephonic notice to the Agent (which shall promptly notify the Lenders) followed promptly by written notice substantially in the form of Exhibit 2.2(b)(i), duly completed and executed by a Responsible Officer (a “Bid Loan Quote Request”), so as to be received no later than 10:00 a.m. on the second Business Day before the proposed Funding Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree). Subject to Section 2.4(c), the Borrower may request offers for up to three different Bid Loan Borrowings in a single Bid Loan Quote Request, in which case such Bid Loan Quote Request shall be deemed a separate

Bid Loan Quote Request for each such Borrowing. Except as otherwise provided in this Section 2.2, no Bid Loan Quote Request shall be given within five Business Days (or such other number of days as the Borrower and the Agent, with the consent of the Required Lenders, may agree) of any other Bid Loan Quote Request.
            (ii)       Each Lender may, but shall not be obligated to, in response to any Bid Loan Quote Request submit one or more written quotes substantially in the form of Exhibit 2.2(b)(ii), duly completed (each a “Bid Loan Quote”), each containing an offer to make a Bid Loan for the Interest Period requested and setting forth the Absolute Rate to be applicable to the Bid Loan; provided that (A) a Lender may make a single submission containing one or more Bid Loan Quotes in response to several Bid Loan Quote Requests given at the same time; and (B) the principal amount of the Bid Loan for which each such offer is being made shall be at least $2,000,000 and multiples of $l,000,000 in excess thereof; provided that the aggregate principal amount of all Bid Loans for which a Lender submits Bid Loan Quotes (1) may be greater or less than the Revolving Commitment of such Lender but (2) may not exceed the principal amount of the Bid Loan Borrowing for which offers were requested. Each Bid Loan Quote by a Lender other than the Agent must be submitted to the Agent by fax not later than 8:00 a.m. on the Funding Date (or such other time and date as the Borrower and the Agent, with the consent of the Required Lenders, may agree); provided that any Bid Loan Quote may be submitted by the Agent, in its capacity as a Lender, only if the Agent notifies the Borrower of the terms of the offer contained therein not later than 7:45 a.m. on the Funding Date. Subject to Sections 3 and 7.2, any Bid Loan Quote so made shall be irrevocable except with the consent of the Agent given on the instructions of the Borrower. Unless otherwise agreed by the Agent and the Borrower, no Bid Loan Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Loan Quote Request and, in particular, no Bid Loan Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Loan for which such Bid Loan Quote is being made.
            (iii)      The Agent shall, as promptly as practicable after any Bid Loan Quote is submitted (but in any event not later than 8:30 a.m. on the Funding Date, or 7:45 a.m. on the Funding Date with respect to any Bid Loan Quote submitted by the Agent, in its capacity as a Lender), notify the Borrower of the terms (A) of any Bid Loan Quote submitted by a Lender that is in accordance with Section 2.2(b)(ii) and (B) of any Bid Loan Quote that amends, modifies or is otherwise inconsistent with a previous Bid Loan Quote submitted by such Lender with respect to the same Bid Loan Quote Request. Any subsequent Bid Loan Quote shall be disregarded by the Agent unless the subsequent Bid Loan Quote is submitted solely to correct a manifest error in a former Bid Loan Quote. The Agent’s notice to the Borrower shall specify (1) the aggregate principal amount of the Bid Loan Borrowing for which offers have been received and (2) (A) the respective principal amounts and (B) the rates of interest (which shall be expressed as an absolute number and not in terms of a specified margin over the quoting Lender’s cost of funds) (the “Absolute Rate”) so offered by each Lender (identifying the Lender that made each such Bid Loan Quote).
            (iv)       Not later than 9:00 a.m. on the Funding Date (or such other time and date as the Borrower and the Agent, with the consent of each Lender that has submitted a Bid Loan Quote may agree), the Borrower shall notify the Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.2(b)(iii) (and the failure of the Borrower to give such notice by such time shall constitute nonacceptance), and the

Agent shall promptly notify each affected Lender. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Bid Loan Quote in whole or in part; provided that (A) any Bid Loan Quote accepted in part shall be at least $1,000,000 and multiples of $1,000,000 in excess thereof; (B) the aggregate principal amount of each Bid Loan Borrowing may not exceed the applicable amount set forth in the related Bid Loan Quote Request; (C) the aggregate principal amount of each Bid Loan Borrowing shall be at least $2,000,000 and multiples of $1,000,000 and shall not cause the limits specified in Section 2.2(a) to be violated; (D) acceptance of offers may be made only in ascending order of Absolute Rates, beginning with the lowest rate so offered; and (E) the Borrower may not accept any offer where the Agent has advised the Borrower that such offer fails to comply with Section 2.2(b)(ii) or otherwise fails to comply with the requirements of this Agreement (including Section 2.2(a)). If offers are made by two or more Lenders with the same Absolute Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in amounts of at least $1,000,000 and multiples of $500,000 in excess thereof) in proportion to the aggregate principal amount of such offers. Determinations by the Borrower of the amounts of Bid Loans shall be conclusive in the absence of manifest error. Notwithstanding anything else contained herein, the Borrower shall have no obligation to accept any Bid Loan Quote by a Defaulting Lender.
            (v)       Subject to the terms set forth in this Agreement, any Lender whose offer to make any Bid Loan has been accepted shall, prior to 10:00 a.m. on the date specified for the making of such Loan, make the amount of such Loan available to the Agent at the Agent’s Account in immediately available funds, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower on or before 11:00 a.m. on such date by depositing the same, in immediately available funds, in the Borrower Account.
          Section 2.3.     Use of Proceeds.
          The proceeds of the Loans shall be used by the Borrower only for working capital, capital expenditures and other lawful general corporate purposes of the Borrower and its Subsidiaries, including (a) loans made by the Borrower to its Subsidiaries and (b) the payment of commercial paper. No part of the proceeds of the Loans shall be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or maintaining or extending credit to others for such purpose or for any other purpose that otherwise violates the Margin Regulations. Notwithstanding the foregoing, the proceeds of the Loans shall not be used to finance any acquisition of all or substantially all of the Capital Stock of another Person unless the board of directors (or other comparable governing body) of such Person has duly approved such acquisition.
          Section 2.4.     Interest; Interest Periods; Conversion/Continuation.
            (a)       Interest Rate and Payment.
            (i)       Each Loan shall bear interest on the unpaid principal amount thereof, from and including the date of the making of such Loan to and excluding the due date or the date of any repayment thereof, at the following rates per annum: (A) for so long as and to the extent that such Loan is a Base Rate Loan, at the Base Rate plus the Applicable

Margin; (B) for so long as and to the extent that such Loan is a Euro-Dollar Rate Loan, at the Euro-Dollar Rate for each Interest Period applicable thereto plus the Applicable Margin; and (C) if such Loan is a Bid Loan, at the Absolute Rate quoted by the Lender making such Bid Loan pursuant to Section 2.2(b)(ii).
            (ii)       Notwithstanding the foregoing provisions of this Section 2.4(a), (A) during the existence of an Event of Default pursuant to Section 7.1(a)(i), such overdue principal shall bear interest at a rate per annum equal to the Post-Default Rate, without notice or demand of any kind and (B) during the existence of any Event of Default (other than pursuant to Section 7.1(a)(i)), any principal, overdue interest or other amount payable under this Agreement and the other Loan Documents shall, at the request of the Required Lenders, bear interest at a rate per annum equal to the Post-Default Rate.
            (iii)      Accrued interest shall be payable in arrears (A) in the case of a Base Rate Loan, on the last Business Day of each month; (B) in the case of a Euro-Dollar Rate Loan, on the last day of each Interest Period applicable thereto; provided that if the Interest Period applicable to a Euro-Dollar Rate Loan is longer than three months, interest also shall be payable on the last day of the third month of such Interest Period; (C) in the case of a Bid Loan, on the last day of the Interest Period applicable thereto; and (D) in the case of any Loan, when the Loan shall become due, whether by reason of maturity, mandatory prepayment, acceleration or otherwise. The Agent shall provide a billing to the Borrower setting forth the amount of interest payable in sufficient time for the Borrower to make timely payments of the correct amount without incurring any penalty or interest at the Post-Default Rate.
           (b)       Conversion or Continuation of Revolving Loans.
            (i)       Subject to this Section 2.4(b) and Sections 2.4(c) and 2.14, the Borrower shall have the option (A) at any time, to convert all or any part of its outstanding Base Rate Loans to Euro-Dollar Rate Loans, and (B) on the last day of the Interest Period applicable thereto, to (1) convert all or any part of its outstanding Euro-Dollar Rate Loans to Base Rate Loans, or (2) to continue all or any part of its Euro-Dollar Rate Loans as Loans of the same Type; provided that, in the case of clause (A) or (B) (2), there does not exist a Default or an Event of Default at such time. If a Default or an Event of Default shall exist upon the expiration of the Interest Period applicable to any Euro-Dollar Rate Loan, such Euro-Dollar Rate Loan automatically shall be converted into a Base Rate Loan.
            (ii)       If the Borrower elects to convert or continue a Revolving Loan under this Section 2.4(b), it shall provide telephonic notice to the Agent (which shall promptly notify the Lenders) followed promptly by a written Notice of Conversion/Continuation substantially in the form of Exhibit 2.4(b)(ii), duly completed and executed by a Responsible Officer (a “Notice of Continuation/Conversion”) (A) not later than 10:00 a.m. at least three Euro-Dollar Business Days before the proposed conversion or continuation date, if the Borrower proposes to convert into, or to continue, a Euro-Dollar Rate Loan, and (B) otherwise not later than 10:00 a.m. on the Business Day next preceding the proposed conversion or continuation date.
            (iii)      No Lender Party shall incur any liability to the Borrower or any other Lender Party in acting upon any telephonic notice that such Lender Party believes to have been given by a Responsible Officer or for otherwise acting in good faith under this

Section 2.4(b) in converting or continuing any Loan (or a part thereof) pursuant to any telephonic notice.
            (iv)       Any Notice of Conversion/Continuation (or telephonic notice) shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith. If any request for the conversion or continuation of a Loan is not made in accordance with this Section 2.4(b), or if no notice is so given with respect to a Euro-Dollar Rate Loan as to which the Interest Period expires, then such Euro-Dollar Rate Loan automatically shall be converted into a Base Rate Loan.
            (v)       Bid Loans may not be continued or converted but instead must be repaid in full at the end of the applicable Interest Period.
           (c)       Interest Periods and Minimum Amounts. Notwithstanding anything herein to the contrary, (i) all Interest Periods applicable to Euro-Dollar Rate Loans and Bid Loans shall comply with the definition of “Interest Period,” and (ii) there may be no more than ten different Interest Periods for all Euro-Dollar Rate Loans and Bid Loans outstanding at any one time. For purposes of the foregoing clause (ii), Interest Periods applicable to Loans of different Types shall constitute different Interest Periods even if they are coterminous.
           (d)       Computations. Interest on each Loan and all Fees and other amounts payable hereunder or under the other Loan Documents shall be computed on the basis of a 360-day year or, in the case of interest on Base Rate Loans, a 365 or 366-day year, as the case may be, for the actual number of days elapsed including the first day but excluding the last day on which such Loan is outstanding (it being understood and agreed that if a Loan is borrowed and repaid on the same day, one day’s interest shall be payable with respect to such Loan). Any change in the interest rate on any Loan or other amount resulting from a change in the rate applicable thereto (or any component thereof, including the Applicable Margin) pursuant to the terms hereof shall become effective as of the opening of business on the day on which such change in the applicable rate (or component) shall become effective. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on all parties for all purposes, in the absence of manifest error.
           (e)       Maximum Lawful Rate of Interest. The rate of interest payable on any Loan or other amount shall in no event exceed the maximum rate of non-usurious interest permissible under Applicable Law. If the rate of interest payable on any Loan or other amount is ever reduced as a result of this Section 2.4(e) and at any time thereafter the maximum rate permitted by Applicable Law shall exceed the rate of interest provided for in this Agreement, then the rate provided for in this Agreement shall be increased to the maximum rate provided by Applicable Law for such period as is required so that the total amount of interest received by the Lenders is that which would have been received by the Lenders but for the operation of the first sentence of this Section 2.4(e).
          Section 2.5.     Notes, Etc.
           (a)        Loans Evidenced by Notes. The Revolving Loans made by each Lender shall be evidenced by a single Revolving Loan Note payable to such Lender. The Bid Loans made by each Lender shall be evidenced by a single Bid Loan Note payable to such Lender. Each Note shall, by its terms, mature in accordance with the provisions of this Agreement applicable to the relevant Loans.

           (b)       Notation of Amounts and Maturities, Etc. Each Lender is hereby irrevocably authorized to record on the schedule attached to its Notes (or a continuation thereof) the information contemplated by such schedule. The failure to record, or any error in recording, any such information shall not, however, affect the obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans evidenced thereby, together with all interest accrued thereon. All such notations shall constitute conclusive evidence of the accuracy of the information so recorded, in the absence of manifest error.
          Section 2.6.     Fees.
           (a)       Facility Fee. The Borrower shall pay to the Agent, for the pro rata benefit of the Lenders, a per annum facility fee (the “Facility Fee”) equal to the Applicable Margin for the Facility Fee, in effect from time to time, based upon the then Revolving Committed Amount, whether or not used, for each day from and after the Closing Date until the Revolving Commitment Termination Date, provided that no Facility Fee shall accrue on any unfunded portion of the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Facility Fee shall be payable quarterly in arrears on the last day of each calendar quarter and on the Revolving Commitment Termination Date. The Agent shall provide a billing to the Borrower setting forth the amount of the Facility Fee payable in sufficient time for the Borrower to make timely payments of the correct amount without incurring any penalty or interest at the Post-Default Rate.
           (b)       Other Fees. On the Closing Date and from time to time thereafter as specified in the Fee Letter, the Borrower shall pay to the Agent the fees specified in the Fee Letter.
           (c)       Fees Non-Refundable. All Fees shall be fully earned when payable hereunder or under the Fee Letter and shall be non-refundable.
          Section 2.7.     Termination and Reduction of Revolving Commitments.
           (a)        Automatic Termination. Each Lender’s Revolving Commitment shall terminate without further action on the part of such Lender on the earlier to occur of (i) the Maturity Date, and (ii) the date of complete (but not partial) termination of the Revolving Commitments pursuant to Section 2.7(b) or Section 7.2 (such earlier date being referred to herein as the “Revolving Commitment Termination Date”).
           (b)        Voluntary Reductions. Upon not less than five Business Days’ prior written notice to the Agent, the Borrower shall have the right, at any time or from time to time after the Closing Date, to terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Committed Amount to an amount not less than the then aggregate principal amount of all outstanding Loans. Any such termination or partial reduction shall be effective on the date specified in the Borrower’s notice, and any such partial reduction shall be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof.
           (c)        Change of Control. If a Change of Control shall occur (a) the Borrower will, within ten days after the occurrence thereof, give the Agent notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (b) each Lender may, by three Business Days’ notice to the Borrower and the Agent given not later than 90 days after receipt of such notice of Change of Control, terminate its Revolving Commitment, which shall thereupon be terminated, and declare the Notes held by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Notes and such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
          Section 2.8.     Repayments and Prepayments.
           (a)        Repayment. The unpaid principal amount of all Loans, together with accrued but unpaid interest and all other sums owing thereunder shall be due and payable in full on the Revolving Commitment Termination Date.
           (b)        Excess Revolving Loans. If at any time the aggregate principal amount of all outstanding Loans exceeds the Revolving Committed Amount, the Borrower shall, not later than the Business Day after the Borrower learns or is notified of the excess, make mandatory prepayments of the Revolving Loans as may be necessary so that, after such prepayment, such excess is eliminated.
           (c)        Optional Prepayments.
            (i)       Subject to this Section 2.8(c), the Borrower may, at its option, at any time or from time to time, prepay Revolving Loans in whole or in part, without premium or penalty, provided that (A) any prepayment shall be in an aggregate principal amount of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or, alternatively, the whole amount of Revolving Loans then outstanding) and (B) any prepayment of a Euro-Dollar Rate Loan on a day other than the last day of the Interest Period applicable thereto shall be made together with the amounts payable pursuant to Section 2.14. Bid Loans may not be voluntarily prepaid at any time.
            (ii)      If the Borrower elects to prepay a Revolving Loan under this Section 2.8(c), it shall deliver to the Agent a notice of optional prepayment (A) with respect to a Base Rate Loan, not later than 10:00 a.m. on the proposed repayment date or (B) with respect to a Euro-Dollar Rate Loan, not later than 10:00 a.m. at least three Business Days before the proposed prepayment date. Any notice of optional prepayment shall be irrevocable, and the payment amount specified in such notice shall be due and payable on the date specified in such notice, together with interest accrued thereon to such date.
           (d)        Payments Set Aside. To the extent the Agent or any Lender receives payment of any amount under the Loan Documents, whether by way of payment by the Borrower, set-off or otherwise, which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, other law or equitable cause, in whole or in part, then, to the extent of such payment received, the Obligations or part thereof intended to be satisfied thereby shall be revived and continue in full force and effect.
          Section 2.9.     Manner of Payment.
           (a)        All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided, the Borrower shall make each payment under the Loan Documents to the Agent, in Dollars and in immediately available funds at the Agent’s Office, for the account of the Applicable Lending Offices of the Lenders entitled to such payment, by depositing such payment in the Agent’s Account not later than 11:00 a.m. on the due date thereof. Any payments received after 11:00 a.m. on any Business Day shall be deemed received on the next succeeding Business Day. Not later than 12:00 Noon on the day such payment is made, the Agent shall deliver to each Lender, for the account of the Lender’s Applicable Lending Office, in Dollars and in immediately available funds, such Lender’s share of the payment so made. Delivery shall be made in accordance with the written instructions satisfactory to the Agent from time to time given to the Agent by each Lender.
           (b)        Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
           (c)        If the Agent shall fail to deliver to any other Lender Party its share of any payment received from the Borrower as and when required by Section 2.9(a), the Agent shall pay to such Lender its share of such payment together with interest on such amount at the Federal Funds Rate, for each day from the date such amount was required to be paid to such Lender until the date the Agent pays such amount to such Lender.
           (d)        Subject to Sections 2.10 and 7.3, all payments made by the Borrower under the Loan Documents shall be applied to the Obligations as the Borrower may direct; provided that if the Borrower does not provide any such direction to the Agent, all amounts paid or received shall be applied, subject to Section 2.10, as the Agent may reasonably deem appropriate.
           (e)        Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall instead by made on the next succeeding Business Day (subject to accrual of interest and fees for the period of extension), except that, in the case of Euro-Dollar Rate Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the preceding Business Day.
          Section 2.10.    Pro Rata Treatment.
          Except to the extent otherwise expressly provided herein,
           (a)        Revolving Loans shall be made by the Lenders pro rata according to their respective Revolving Commitment Percentages.
           (b)        Each reduction of the Revolving Committed Amount and each payment of Revolving Loans, interest on Revolving Loans and Facility Fees shall be applied pro rata among the Lenders according to their respective Revolving Commitment Percentages.
           (c)        Each payment by the Borrower of principal of Bid Loans made as part of the same Borrowing shall be made and applied for the account of the Lenders holding such Bid Loans pro rata according to the respective unpaid principal amount of such Bid Loans owed to such Lenders and each payment by the Borrower of interest on Bid Loans shall be made and applied for the account of the Lenders holding such Bid Loans pro rata according to the respective accrued but unpaid interest on the Bid Loans owed to such Lenders.
          Section 2.11    Sharing of Payments.
          The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan, or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. Except as otherwise expressly provided in this Agreement, if any Lender or the Agent shall fail to remit to any other Lender an amount payable by such Lender or the Agent to such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.11 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.11 to share in the benefits of any recovery on such secured claim.
          Section 2.12.    Mandatory Suspension and Conversion of Euro-Dollar Rate Loans.
          Each Lender’s obligation to make, continue or convert Loans into Euro-Dollar Rate Loans shall be suspended, all outstanding Euro-Dollar Rate Loans shall be converted into Base Rate Loans (other than Base Rate Loans as to which the interest rate is based on the Interbank Offered Rate) on the last day of the respective Interest Periods applicable thereto (or, if earlier, in the case of Section 2.12(b), on the last day that such Lender can lawfully continue to maintain Euro-Dollar Rate Loans) and all pending requests for the making or continuation of, or conversion into, Euro-Dollar Rate Loans shall be considered requests for the making or conversion into Base Rate Loans (other than Base Rate Loans as to which the interest rate is based on the Interbank Offered Rate) (or, in the case of requests for conversion, disregarded) on the same Funding Date or the end of the currently applicable Interest Period, as applicable, if:
           (a)        on or prior to the determination of the interest rate for a Euro-Dollar Rate Loan for any Interest Period, the Agent determines that for any reason appropriate quotations (as referenced in the definition of “Interbank Offered Rate” appearing in Section 1.1) are not available to the Agent in the relevant interbank market for purposes of determining the Euro-Dollar Rate, or a Lender advises the Agent (which shall thereupon notify the Borrower and the other Lenders) that such rate would not accurately reflect the cost to such Lender of making, continuing, or converting a Loan into, a Euro-Dollar Rate Loan for such Interest Period; or

           (b)        after the date hereof, a Lender notifies the Agent (which shall thereupon notify the Borrower and the other Lenders) of its determination that any Regulatory Change makes it unlawful or impossible for such Lender or its Euro-Dollar Lending Office to make or maintain any Euro-Dollar Rate Loan or any Base Rate Loan as to which the interest rate is based on the Interbank Offered Rate, or to comply with its obligations hereunder in respect thereof; provided, however, that if the Euro-Dollar Lending Office of any affected Lender is other than the affected Lender’s main office, before giving such notice, such affected Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not be otherwise materially disadvantageous to such Lender.
          Section 2.13.   Regulatory Changes.
           (a)        Increased Costs. If, on or after the date hereof, any Regulatory Change shall impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance or similar requirement (other than any such requirement with respect to any Euro-Dollar Rate Loan to the extent included in the Euro-Dollar Reserve Requirement), against, or any fees or charges in respect of, assets held by, deposits with or other liabilities for the account of, commitments of, advances or Loans by or other credit extended by, any Lender Party (or its Applicable Lending Office) or shall impose on any Lender Party (or its Applicable Lending Office) or on the relevant interbank market any other condition affecting any Euro-Dollar Rate Loan, or any obligation to make Euro-Dollar Rate Loans, and the effect of the foregoing is (i) to increase the cost to such Lender Party (or its Applicable Lending Office) of making, issuing, renewing or maintaining any Euro-Dollar Rate Loan or its Revolving Commitment in respect thereof or (ii) to reduce the amount of any sum received or receivable by such Lender Party (or its Applicable Lending Office) hereunder or under any other Loan Document with respect thereto, then, the Borrower shall from time to time pay to such Lender Party, within 15 days after request by such Lender Party, such additional amounts as are necessary, in such Lender Party’s reasonable determination, to compensate such Lender Party for such increased cost or reduction; provided, however, that if the Euro-Dollar Lending Office of any affected Lender is other than the affected Lender’s main office, before giving such notice, such affected Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not be otherwise materially disadvantageous to such Lender.
           (b)        Capital Costs. If a Regulatory Change after the date hereof regarding capital adequacy (including the adoption or becoming effective of any treaty, law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”) has or would have the effect of reducing the rate of return on the capital of or maintained by any Lender or any company controlling such Lender as a consequence of such Lender’s Loans or obligations hereunder and other commitments of this type to a level below that which such Lender or company could have achieved but for such Regulatory Change (taking into account such Lender’s or company’s policies with respect to capital adequacy), then the Borrower shall from time to time pay to such Lender, within 15 days after request by such Lender, such additional amounts as are necessary in such Lender’s reasonable determination to compensate such Lender or company for such reduction in return, to the extent such Lender or company determines such reduction to be attributable to the existence of obligations for the account of the Borrower.

          Section 2.14.    Compensation for Funding Losses.
          The Borrower shall pay to any Lender, upon demand by such Lender, such amount or amounts as such Lender reasonably determines is or are necessary to compensate it for any loss, cost, expense or liabilities incurred (including any loss, cost, expense or liability incurred by reason of the liquidation or redeployment of deposits) by it as a result of (a) any payment, prepayment or conversion of any Euro-Dollar Rate Loan for any reason (including by reason of a prepayment pursuant to Section 2.8(b) or an acceleration pursuant to Section 7.2, but excluding any prepayment pursuant to Section 2.1(e)) on a date other than the last day of an Interest Period applicable to such Euro-Dollar Rate Loan, or (b) any Euro-Dollar Rate Loan for any reason not being made (other than a wrongful failure to fund by such Lender or failure to make such a Loan due to circumstances described in Section 2.12), converted or continued, or any payment of principal of or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Agreement or (c) for any prepayment of a Bid Loan due to acceleration pursuant to Section 7.2 or otherwise. Notwithstanding the foregoing, the Borrower shall not be responsible to any Lender for any costs hereunder that result from the application of Section 2.12 or from any wrongful actions or omissions or default (including under Section 2.1(e)) of such Lender.
          Section 2.15.    Certificates Regarding Yield Protection, Etc.
          Any request by any Lender Party for payment of additional amounts pursuant to Sections 2.13, 2.14 and 2.16 shall be accompanied by a certificate of such Lender Party setting forth the basis and amount of such request. In determining the amount of such payment, such Lender Party may use such reasonable attribution or averaging methods as it deems appropriate and practical.
          Section 2.16    Taxes.
           (a)        Tax Liabilities Imposed on a Lender. Any and all payments by the Borrower hereunder or under any of the Loan Documents shall be made, in accordance with the terms hereof and thereof, subject to the provisions of this Section 2.16 and Section 2.17, free and clear of and without deduction for any and all Taxes other than Excluded Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, and (iv) the Borrower shall deliver to such Lender evidence of such payment to the relevant Governmental Authority. Notwithstanding any other provision of this Section 2.16, the Borrower shall not be required to pay any additional amounts pursuant to this Section 2.16(a) with respect to Taxes that are attributable to such Lender’s failure to fully comply with Section 2.16(c) and/or the certifications provided by such Lender being inaccurate.
           (b)        Other Taxes. In addition, the Borrower agrees to pay, upon written notice from a Lender and prior to the date when penalties attach thereto, all other Taxes (other than Excluded Taxes) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.
           (c)        Foreign Lender. Each Lender (which, for purposes of this Section 2.16, shall include any Affiliate of a Lender that makes any Euro-Dollar Rate Loan pursuant to the terms of this Agreement) that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the

Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of (A) either (1) Form W-8BEN or Form W-8ECI of the United States Internal Revenue Service, or a successor applicable form, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, or (B) an Internal Revenue Service Form W-8 or W-9, or a successor applicable form, entitling such Lender to receive a complete exemption from United States backup withholding tax. Each such Lender shall, from time to time after submitting either such form, submit to the Borrower and the Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Agent and (2) appropriate under then current United States laws or regulations. Upon the reasonable request of the Borrower or the Agent, each Lender that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to the Borrower and the Agent a certificate to the effect that it is such a “United States person.”
          Section 2.17.    Applicable Lending Office; Discretion of Lenders as to Manner of Funding.
          Each Lender may make, carry or transfer Euro-Dollar Rate Loans at, to, or for the account of an Affiliate of the Lender, provided that such Lender shall not be entitled to receive, nor shall the Borrower be required to pay, any greater amount under Sections 2.13 or 2.16 as a result of the transfer of any such Loan than such Lender would be entitled to receive, or the Borrower obligated to pay, immediately prior thereto unless (a) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist or (b) such claim would have arisen even if such transfer had not occurred. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Euro-Dollar Rate Loans in any manner it sees fit, it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if each Lender had actually funded and maintained each Euro-Dollar Rate Loan through the purchase of deposits in the relevant interbank market having a maturity corresponding to such Loan’s Interest Period and bearing interest at the applicable rate.
          Section 2.18.    Increases in Revolving Commitment.
          Prior to the Maturity Date and upon at least 15 days’ prior written notice to the Agent (which notice shall be promptly transmitted by the Agent to each Lender), the Borrower shall have the right, subject to the terms and conditions set forth below, to increase the aggregate amount of the Revolving Committed Amount; provided that (a) no Default or Event of Default shall exist at the time of the request or the proposed increase in the Revolving Committed Amount, (b) such increase must be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 above such amount, (c) the Revolving Committed Amount shall not be increased to an amount greater than SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000) without the prior written consent of the Required Lenders, (d) the aggregate amount of all increases to the Revolving Committed Amount pursuant to this Section 2.18 shall not exceed $100,000,000, (e) no individual Lender’s Revolving Commitment may be increased without such Lender’s written consent, (f) the Borrower shall execute and deliver such Revolving Loan Note(s) as are necessary to reflect the increase in the Revolving Committed Amount, (g) Schedule 1.1(c) shall be amended to reflect the revised Revolving Committed Amount and revised Revolving Commitment Percentages of the Lenders and (h) if any Revolving Loans are outstanding at the time of an increase in the Revolving Committed Amount, the Borrower will prepay (provided that any such prepayment shall be subject to Section 2.14) one or more existing Revolving Loans in an amount necessary such that after giving effect to the increase in the Revolving Committed Amount each Lender will hold its pro rata share (based on its share of the revised Revolving Committed Amount) of outstanding Revolving Loans.
          Any such increase in the Revolving Committed Amount shall apply, at the option of the Borrower, to (x) the Revolving Commitment of one or more existing Lenders; provided that any Lender whose Revolving Commitment is being increased must consent in writing thereto and/or (y) the creation of a new Revolving Commitment to one or more institutions that is not an existing Lender; provided that any such institution (A) must conform to the definition of Eligible Assignee, (B) must have a Revolving Commitment of at least $10,000,000 and (C) must become a Lender under this Credit Agreement by execution and delivery of an appropriate joinder agreement or of counterparts to this Credit Agreement in a manner acceptable to the Borrower and the Agent.
ARTICLE 3
CONDITIONS TO LOANS
          Section 3.1.    Closing Conditions.
          The obligation of the Lenders to enter into this Credit Agreement shall be subject to satisfaction (or waiver) of the following conditions:
           (a)        Loan Documents. The Agent shall have received duly executed copies of (i) this Agreement and (ii) the Notes, all of which shall be in form and substance satisfactory to the Agent and each of the Lenders.
           (b)        Corporate Documents. The Agent shall have received the following:
            (i)       Charter Documents. Copies of the articles or certificate of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
            (ii)       Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
            (iii)      Resolutions. Copies of resolutions of the board of directors of the Borrower or an authorized committee thereof, approving and adopting the transactions contemplated herein and authorizing execution and delivery of the Loan Documents, certified by a secretary or assistant secretary of the Borrower to be true and correct and in full force and effect as of the Closing Date.
            (iv)      Good Standing. Copies of a certificate of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of the state of its incorporation.
            (v)        Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
           (c)       Opinion of Counsel. The Agent shall have received an opinion or opinions (which shall cover, among other things, authority, legality, validity, binding effect and enforceability), satisfactory to the Agent, addressed to the Lender Parties and dated as of the Closing Date, from legal counsel to the Borrower.
           (d)       Closing Officer’s Certificate. The Agent shall have received a certificate executed by the chief financial officer of the Borrower in the form of Exhibit 3.1(d).
           (e)       Material Adverse Change. As of the Closing Date, there shall not have occurred a Material Adverse Change since January 31, 2009.
           (f)       Litigation. Except as disclosed in Schedule 4.5, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or any of its properties before any Governmental Authority (i) in which there is a reasonable possibility of an adverse determination that could result in a material liability or have a Material Adverse Effect or (ii) that in any manner draws into question the validity, legality or enforceability of any Loan Document or any transaction contemplated thereby.
           (g)       Fees, Expenses and Interest Paid. The Borrower shall have paid all fees and expenses due and owing pursuant to the terms of this Agreement for which the Borrower shall have been billed on or before the Closing Date, including, but not limited to, fees owed pursuant to (i) the Fee Letter, (ii) that certain fee letter dated as of July 8, 2009 by and among the Borrower, Bank of America, BAS, Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC and (iii) that certain fee letter dated as of July 8, 2009 by and among the Borrower, Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC.
           (h)       Existing Credit Agreement. The Existing Credit Agreement shall be terminated and all amounts owing there under, if any, shall have been paid in full.
           (i)       General. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded in form and substance satisfactory to the Agent, and the Agent shall have received all such counterpart originals or certified copies thereof as the Agent may reasonably request.
          Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          Section 3.2.    Conditions Precedent to Loans.
          The obligation of the Lenders to make any Loan on any Funding Date shall be subject to the following conditions precedent:
           (a)       Closing Date. The conditions precedent set forth in Section 3.1 shall have been satisfied or waived in writing by the Lenders as of the Closing Date.
           (b)       Notice of Borrowing. The Borrower shall have delivered to the Agent, (i) in the case of a Revolving Loan, a Notice of Borrowing, duly executed and completed in accordance with Section 2.1, and the Borrower shall have otherwise complied with all of the terms of

Section 2.1 or (ii) in the case of a Bid Loan, a Bid Loan Quote Request, duly executed and completed, in accordance with Section 2.2, and the Borrower shall have otherwise complied with all of the terms of Section 2.2.
           (c)       Representations and Warranties. All of the representations and warranties of the Borrower contained in the Loan Documents (other than the representation set forth in Section 4.4 of this Agreement) shall be true and correct in all material respects on and as of the Funding Date as though made on and as of that date.
           (d)       No Default. No Default or Event of Default shall exist or result from the making of the Loan.
           (e)       Satisfaction of Conditions. Each borrowing of a Loan shall constitute a representation and warranty by the Borrower as of the Funding Date that the conditions contained in Sections 3.2(c) and 3.2(d) have been satisfied.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Lender Parties as follows:
          Section 4.1.    Organization, Powers and Good Standing.
          Each of the Borrower and, except as would not reasonably be expected to have a Material Adverse Effect, its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, as shown on Schedule 4.1, and (b) has all requisite power and authority and the legal right to own and operate its properties, to carry on its business as heretofore conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries possesses all Governmental Approvals, in full force and effect, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its properties and conduct of its business as now conducted, and is not in violation thereof. Each of the Borrower and its Subsidiaries is duly qualified, in good standing and authorized to do business in each state or other jurisdiction where the nature of its business activities conducted or properties owned or leased requires it to be so qualified and where any failure to be so qualified, individually or in the aggregate, could have a Material Adverse Effect. All Subsidiaries of the Borrower are listed on Schedule 4.1, which may be updated by the Borrower from time to time.
          Section 4.2.    Authorization, Binding Effect, No Conflict, Etc.
           (a)       Authorization, Binding Effect, Etc. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate action on the part of the Borrower; and each such Loan Document has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally.
           (b)       No Conflict. The execution, delivery and performance by the Borrower of each

Loan Document, and the consummation of the transactions contemplated thereby, do not and will not (i) violate any provision of the charter or other organizational documents of the Borrower, (ii) except for consents that have been obtained and are in full force and effect, conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or require the approval or consent of any Person pursuant to, any Material Contractual Obligation of the Borrower (including the Investment Agreement), (iii) violate any Applicable Law binding on the Borrower, or (iv) result in or require the creation or imposition of any Lien on any assets or properties of the Borrower or any of its Subsidiaries.
          (c)       Governmental Approvals. No Governmental Approval is or will be required in connection with the execution, delivery and performance by the Borrower of any Loan Document or the transactions contemplated thereby.
          Section 4.3.     Financial Information.
          The balance sheets of the Borrower and its consolidated Subsidiaries as of January 31, 2008 and January 31, 2009 and the related statements of earnings, stockholder’s equity and cash flow for the Fiscal Years then ended, certified by the Borrower’s independent certified public accountants, which are included in the Borrower’s Annual Report on Form 10-K for the Fiscal Year ended January 31, 2009, were prepared in accordance with GAAP consistently applied and fairly present the financial position of the Borrower and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flow for the periods then ended. Neither the Borrower nor any of its consolidated Subsidiaries on such dates had any liabilities for Taxes or long-term leases, forward or long-term commitments or unrealized losses from any unfavorable commitments that are not reflected in the foregoing statements or in the notes thereto and that, individually or in the aggregate, are material.
          Section 4.4.     No Material Adverse Changes.
          Since January 31, 2009, there has been no Material Adverse Change.
          Section 4.5.     Litigation.
          Except as disclosed in Schedule 4.5 or as otherwise disclosed in accordance with Section 5.1(g) below, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or any of its properties before any Governmental Authority (a) in which there is a reasonable possibility of an adverse determination that could result in a material liability or have a Material Adverse Effect or (b) that in any manner draws into question the validity, legality or enforceability of any Loan Document or any transaction contemplated thereby.
          Section 4.6.     Agreements: Applicable Law.
          Neither the Borrower nor any Subsidiary is in material violation of any Applicable Law, or in default under its charter documents, bylaws or other organizational or governing documents or any of its Material Contractual Obligations.
          Section 4.7.     Taxes.
          All United States federal income tax returns and all other material tax returns required to be filed by the Borrower or any Subsidiary have been filed and all Taxes due pursuant to such returns have been paid, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been established in accordance with GAAP. To the best knowledge of the Borrower, there has not been asserted or proposed to be asserted any Tax deficiency against the Borrower or any Subsidiary that would be material to the Borrower and its Subsidiaries taken as a whole and that is not reserved against on the financial books of the Borrower.
          Section 4.8.     Governmental Regulation.
          The Borrower is neither an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or a company controlled by such a company, nor is the Borrower subject to any federal or state statute or regulation limiting its ability to incur Debt for money borrowed (other than the Margin Regulations).
          Section 4.9.     Margin Regulations/Proceeds of Loans.
          Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying Margin Stock. The value of all Margin Stock held by the Borrower and its Subsidiaries constitutes less than 25% of the value, as determined in accordance with the Margin Regulations, of all assets of the Borrower. The proceeds of the Loans will be and have been used solely in accordance with Section 2.3.
          Section 4.10.    Employee Benefit Plans.
          None of the Plans of the Borrower or any member of the Controlled Group are in “at risk status” (as defined in Section 430(i)(4) of the Code, without regard to Section 430(i)(4)(B) relating to the transition rule) and no Plan has incurred any liability to the PBGC in connection with any Plan.
          During the five-year period prior to the date this representation is made or deemed made, no ERISA Event has occurred and is continuing with respect to any Plan (whether or not terminated). Neither the Borrower nor any member of the Controlled Group is required to make or accrue a contribution or has within any of the preceding five plan years made or accrued an obligation to make contributions to any Multiemployer Plan. To the extent the Borrower in the future has or enters into any applicable Plan, the fair market value of the assets of each Plan is at least equal to the present value of the “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA), whether or not vested, under such Plan determined in accordance with Financial Accounting Standards Board Statement 87 using the actuarial assumptions and methods used by the actuary to such Plan in its valuation of such Plan.
          Section 4.11.    Disclosure.
          All information in any document, certificate or written statement furnished to the Lender Parties by or on behalf of the Borrower with respect to the business, assets, prospects, results of operation or financial condition of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement has been true and correct in all material respects on and as of the date made or given and has not omitted a material fact necessary in order to make such information not misleading in light of the circumstances under which such information was furnished. There is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates or statements.
          Section 4.12.    Solvency.
          The Borrower is, individually and on a consolidated basis with its Subsidiaries, Solvent.

          Section 4.13.    Title to Properties.
          The Borrower and each of its Subsidiaries is the owner of, and has good and marketable title to, or has a valid license or lease to use, all of its material properties and assets, and none of such properties or assets is subject to any Liens other than Permitted Liens.
ARTICLE 5
AFFIRMATIVE COVENANTS OF THE BORROWER
          So long as any portion of the Revolving Commitments shall be in effect and until all Obligations are paid and performed in full:
          Section 5.1.     Financial Statements and Other Reports.
          The Borrower shall deliver to the Agent (which shall promptly provide copies to each Lender), for the benefit of the Lenders:
          (a)        as soon as practicable and in any event within the earlier of (i) 90 days after the end of each Fiscal Year or (ii) two Business Days after the date the Borrower files its Form 10-K with the SEC, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such year and the related statements of earnings, stockholder’s equity and cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and accompanied by an unqualified report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Required Lenders, which report shall state that such financial statements fairly present the financial position of the Borrower and its consolidated Subsidiaries as of the date indicated and its results of operations and cash flows for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.
          (b)        as soon as practicable and in any event within 45 days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of any Fiscal Year) a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and the related statements of earnings, stockholder’s equity and cash flow for such quarter and the portion of the Fiscal Year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods of the prior Fiscal Year, all in reasonable detail and certified by the Borrower’s chief financial officer or controller as fairly presenting the financial condition of the Borrower and its consolidated Subsidiaries as of the dates indicated and its results of operations and cash flows for the periods indicated, subject to normal year-end adjustments.
          (c)        together with each delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b), a certificate of the chief financial officer or the treasurer of the Borrower, substantially in the form of Exhibit 5.1(c) (a “Compliance Certificate”), duly executed and completed, setting forth the calculations required to establish compliance with Section 6.3, as of the date of such financial statements. The financial statements required by Sections 5.1(a) and 5.1(b) and the Compliance Certificate required by this Section 5.1(c) shall be delivered in printed form.

          (d)        within five Business Days after the Borrower becomes aware of the occurrence of any Default or Event of Default, a certificate of a Senior Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto.
          (e)        promptly upon their becoming available, copies of all material reports, notices and proxy statements sent or made available by the Borrower to its security holders, and all material registration statements (other than the exhibits thereto) and annual, quarterly or monthly reports, if any, filed by the Borrower with the SEC.
          (f)        within five Business Days after the Borrower becomes aware of the occurrence of an ERISA Event, a statement of a Senior Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto, together with a copy of the notice, if any, of such event given or required to be given to the PBGC; within five days of the date the Borrower or any member of the Controlled Group becomes obliged to make or accrue a contribution to a Multiemployer Plan, a statement of a Senior Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto.
          (g)        within five Business Days after the Borrower obtains knowledge thereof, notice of all litigation or proceedings commenced or threatened affecting the Borrower or any Subsidiary (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that questions the validity or enforceability of any Loan Document.
          (h)        promptly notify the Agent of any move of its principal executive office from the State of Washington.
          (i)        from time to time such additional information regarding the Borrower and its Subsidiaries or the business, assets, liabilities, prospects, results of operation or financial condition of any such Person as the Agent, on behalf of any Lender Party, may reasonably request.
          Documents required to be delivered pursuant to Section 5.1(a) or (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.5; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (y) the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.1(c) to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

          The Borrower hereby acknowledges that (a) the Agent and/or BAS will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, BAS and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Agent and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
          Section 5.2.     Records and Inspection.
          The Borrower shall, and shall cause each Subsidiary to, maintain adequate books, records and accounts as may be required or necessary to permit the preparation of financial statements required to be delivered hereunder in accordance with sound business practices and GAAP. The Borrower shall, and shall cause each Subsidiary to, permit such Persons as the Agent may designate, at reasonable times during the Borrower’s regular office hours as often as may reasonably be requested and under reasonable circumstances, to (a) visit and inspect any of its properties, (b) inspect and copy its books and records, and (c) discuss with its officers, as the Agent may reasonably request, and its independent accountants, its business, assets, liabilities, results of operation or financial condition; provided that the Agent shall not have access to consumer information or any other similar restricted information if such access is prohibited by Applicable Law.
          Section 5.3.     Corporate Existence, Etc.
          The Borrower shall, and shall (except as otherwise permitted under Section 6.4) cause each Subsidiary to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to the Borrower and to the Borrower and its Subsidiaries taken as a whole.
          Section 5.4 Payment of Taxes and Claims.
          The Borrower shall, and shall cause each Subsidiary to, pay and discharge (a) all Taxes imposed upon it or any of its properties or in respect of any of its franchises, business, income or property before any material penalty shall be incurred with respect to such Taxes, and (b) all claims of any kind (including claims for labor, material and supplies) that, if unpaid, might by Applicable Law become a Lien upon any material portion of the property of the Borrower and its Subsidiaries; provided, however, that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have commenced, the Borrower need not pay or discharge any such Tax or claim so long as the validity or amount thereof is being contested in good faith and by appropriate proceedings and so long as any reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.
          Section 5.5.     Maintenance of Properties.
          The Borrower shall, and shall cause each Subsidiary to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted), all properties and other assets useful or necessary to its business, and from time to time the Borrower shall make or cause to be made all appropriate repairs, renewals and replacements thereto except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each of its Subsidiaries to, use reasonable efforts to prevent offsets of and defenses to its receivables and other rights to payment.
          Section 5.6.     Maintenance of Insurance.
          The Borrower shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance (or adequate self insurance) in at least such amounts, of such character and against at least such risks as is usually maintained by companies of established repute engaged in the same or a similar business in the same general area.
          Section 5.7.     Conduct of Business; Compliance with Law.
          The Borrower shall not change the general character of its business as conducted at the Closing Date or engage, directly or through a Subsidiary, in any type of business not reasonably related to its business as normally conducted. The Borrower shall maintain its right to carry on business in any jurisdiction where it is doing business at such time and remain in and continuously operate the same lines of business presently engaged in except for (i) periodic shutdown in the ordinary course of business, (ii) interruptions caused by strike, labor dispute, catastrophe, acts of war or terrorism or any other events over which it has no control, and (iii) discontinuance of operations when reasonably determined by the Borrower to be in the best interest of the Borrower, provided that such discontinuance will not have a Materially Adverse Effect. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in compliance in all material respects with all Applicable Law and all its Material Contractual Obligations.
          Section 5.8.     Further Assurances.
          At any time and from time to time, upon the request of the Agent, the Borrower shall execute and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of the Loan Documents and any other agreement contemplated thereby and to provide for payment and performance of the Obligations in accordance with the terms of the Loan Documents.
          Section 5.9.     Future Information.
          All data, certificates, reports, statements, documents and other information the Borrower shall furnish to the Lender Parties in connection with the Loan Documents shall, at the time the information is furnished, not contain any untrue statement of a material fact, shall be complete and correct in all material respects to the extent necessary to give the Lender Parties sufficient and accurate knowledge of the subject matter thereof, and shall not omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such information is furnished.

ARTICLE 6
NEGATIVE COVENANTS OF THE BORROWER
          So long as any portion of the Revolving Commitments shall be in effect and until all Obligations are paid and performed in full:
          Section 6.1.     Liens.
          The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of the Borrower or any Subsidiary, whether now owned or hereafter acquired, except:
          (a)        Liens securing the Obligations and Existing Liens;
          (b)        (i) Liens for Taxes, assessments or charges of any Governmental Authority for claims that are not material and are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP (and as to which foreclosure, distraint, levy, sale or similar proceedings have not yet commenced with respect to the property subject to any such Lien on account thereof); (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, bankers and other Liens imposed by law and created in the ordinary course of business for amounts that are not material and are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP (and as to which foreclosure, distraint, levy, sale or similar proceedings have not yet commenced with respect to the property subject to any such Lien on account thereof); (iii) Liens incurred and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance (including by way of surety bonds or appeal bonds) of tenders, bids, leases, contracts, statutory obligations or similar obligations or arising as a result of progress payments under contracts, in each case in the ordinary course of business and not relating to the repayment of Debt; (iv) easements, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, conditions (including those conditions commonly referred to as “CC&Rs”), charges or encumbrances (whether or not recorded) that do not materially interfere with the ordinary conduct of the Borrower’s business; (v) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions; (vi) leases, subleases, easements or similar use rights granted in the ordinary course of business to others not materially interfering with the business of, and consistent with past practices of, the Borrower; (vii) construction, operation and reciprocal easement agreements entered into in the ordinary course of business that do not materially interfere with the ordinary conduct of the Borrower’s business and not relating to the repayment of Debt; (viii) customary rights of set off, revocation, refund or charge-back under deposit agreements or under the Uniform Commercial Code in favor of banks or other financial institutions where the Borrower or any Subsidiary maintains deposits in the ordinary course of business; (ix) Liens on accounts receivable of the Borrower for which collection attempts are being undertaken by a third party at the request of the Borrower; (x) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases and (xi) Liens arising by operation of law on insurance polices and proceeds thereof to secure premiums thereunder;
          (c)        any attachment or judgment Lien, not otherwise constituting an Event of Default,

in existence less than 30 days after the entry thereof or with respect to which (i) execution has been stayed, (ii) payment is covered in full by insurance and the insurer has not denied coverage, or (iii) the Borrower is in good faith prosecuting an appeal or other appropriate proceedings for review and has set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;
          (d)        precautionary Uniform Commercial Code financing statements regarding consignments, provided that any such financing statements do not describe any property other than the assets acquired through the consignment and proceeds thereof;
          (e)        Liens securing Debt of the Borrower or any Subsidiary used to finance the acquisition of fixed assets (including, without limitation, equipment and vehicles) of the Borrower or such Subsidiary, the construction of additional buildings or the expansion otherwise of their respective facilities and Debt consisting of Capitalized Leases; provided that such Debt (i) does not exceed the cost to the Borrower or such Subsidiary of the assets acquired with the proceeds of such Debt or the value of the assets subject to such Capital Leases, (ii) in the case of new construction or expansion of existing facilities, is either a construction or permanent loan secured by the facilities constructed and/or the real property on which such facilities are located and related equipment and fixtures, leases, rents, reserves and other personal property (which for this purpose shall not include inventory and intellectual property) to the extent located on or commonly considered to be part of the real property as applicable, and (iii) in the case of other asset financing, is incurred within twelve months following the date of the acquisition (which for this purpose shall, in the case of a construction project, be the date that construction is completed and the asset constructed is placed into service or in the case of a Sale and Leaseback Transaction the date of disposition); provided that any such Lien does not encumber any property other than the assets acquired with the proceeds of such Debt or the assets subject to such Capital Lease, related reserve funds, related personal property (which for this purpose shall not include inventory and intellectual property) and proceeds of any of the foregoing;
          (f)        Liens existing on assets of any Person at the time such assets are acquired; provided such Lien does not encumber any assets other than the assets subject to such Lien at the time such assets are acquired and proceeds thereof and such Lien was not created in contemplation of such acquisition;
          (g)        Liens arising from the sale or securitization of receivables, to the extent the Debt arising from such securitization is not otherwise prohibited under this Agreement at the time such Debt was incurred;
          (h)        any Lien constituting a renewal, extension or replacement of any Existing Lien or any Lien permitted by clauses (e) or (f) of this Section 6.1, provided such Lien is limited to all or a part of the property subject to the Lien extended, renewed or replaced;
          (i)        Liens granted by a Subsidiary of the Borrower in favor of the Borrower or another Subsidiary of the Borrower;
          (j)        covenants contained in the following agreements which require the grant of security for the obligations evidenced thereby if security is given for some other obligation: (i) that certain Indenture dated as of March 11, 1998 between the Borrower and Wells Fargo Bank, National Association (formerly known as Norwest Bank Colorado, National Association), as Trustee, as in effect on the Closing Date, (ii) that certain Indenture dated as of December 3, 2007 between the Borrower and Wells Fargo Bank, National Association, as Trustee, as in effect on the Closing Date;

and (iii) that certain Indenture dated as of May 1, 2007 between Nordstrom Credit Card Master Note Trust II and its successors and Wells Fargo Bank, National Association, as Trustee, as in effect on the Closing Date; provided, however, that this clause (j) shall not be deemed to restrict additional Debt from being issued under any of the foregoing agreements or any supplement thereto so long as the covenants contained therein relating to the grant of security therefore are not modified in a manner adverse to the Lenders;
          (k)        leases, licenses, subleases or sublicenses granted to others (including, without limitation, licenses of intellectual property) not interfering in any material respect with the business of the Borrower and its Subsidiaries;
          (l)         Mortgages, Sale and Leaseback Transactions and/or other similar Liens that (i) do not materially impair the use of the assets subject thereto in the operation of such business, (ii) do not encumber intellectual property and (iii) do not secure obligations aggregating in excess of $200,000,000; and
          (m)        other Liens securing obligations not exceeding $35,000,000 in the aggregate.
          Section 6.2.     Restricted Payments.
          The Borrower shall not, and shall not permit any Subsidiary to, declare, pay or make, or agree to declare, pay or make, any Restricted Payment, except (a) Restricted Payments by any Subsidiary to the Borrower and any other Person that owns capital stock or other equity interests in such Subsidiary, ratably according to their respective holdings of the type of capital stock or other equity interests in respect of which such Restricted Payment is being made, (b) Restricted Payments (other than purchases or other acquisition for value of any Capital Stock of the Borrower or any Subsidiary) so long as no Default or Event of Default then exists or would result therefrom (assuming for this purpose that compliance with Section 6.3 is being measured as of the end of the immediately preceding Fiscal Quarter giving pro forma effect to the Restricted Payment) and/or (c) purchases or other acquisitions for value of any Capital Stock of the Borrower or any Subsidiary.
          Section 6.3.     Financial Covenants.
          (a)        Leverage Ratio. As of the last day of each Fiscal Quarter, for the twelve month period ending on such date, the Borrower shall not permit the ratio of (i) the sum of (A) Funded Debt as of the last day of such period and (B) the product of (1) Rent Expense for such period times (2) six to (ii) EBITDAR for such period (the “Leverage Ratio”) to be greater than 4.0 to 1.0. For purposes of calculating the Leverage Ratio between the Closing Date and February 1, 2010, Funded Debt shall be reduced by the amount of cash on the balance sheet of the Borrower in an amount not to exceed $250,000,000.
          (b)        Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter, for the twelve month period ending on such date, the Borrower shall not permit the ratio of (i) the difference of (A) EBITDAR for such period minus (B) Capital Expenditures for such period to (ii) the sum of (A) Interest Expense (net of interest income of the Borrower and its Subsidiaries, as determined in accordance with GAAP) for such period plus (B) Rent Expense for such period (the “Fixed Charge Coverage Ratio”) to be less than 2.0 to 1.0.
          Section 6.4.     Restriction on Fundamental Changes.
          The Borrower shall not, and shall not permit any Subsidiary to enter into any merger,

consolidation, reorganization or recapitalization, liquidate, wind up or dissolve or sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its or their business or assets, whether now owned or hereafter acquired; provided that as long as no Default or Event of Default shall exist either before or after giving effect thereto (a) any Solvent Subsidiary or other Solvent Person (other than the Borrower) may be merged or consolidated with or into the Borrower (so long as the Borrower is the surviving entity) or any Subsidiary, (b) any Subsidiary may be liquidated, wound up or dissolved so long as it does not cause or could not be reasonably expected to cause a Material Adverse Effect and (c) in addition to transactions permitted under Section 6.5 (which permitted transactions shall not be restricted by this Section 6.4), all or substantially all of any Subsidiary’s business or assets may be sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or another Subsidiary.
          Section 6.5.     Asset Dispositions.
          The Borrower shall not, and shall not (except as permitted by Section 6.4(c)) permit any Subsidiary to, sell, lease, transfer or otherwise dispose of during any Fiscal Year property or other assets (other than (a) sales of inventory in the ordinary course of business and (b) the sale or disposition of the Borrower’s interest in 1700 Seventh LP) constituting, in the aggregate, 25% or more of the consolidated assets of the Borrower and its Subsidiaries, as calculated on a book value basis. Notwithstanding the foregoing limitation, the Borrower and its Subsidiaries shall be permitted to sell or transfer their receivables in a transaction to securitize such receivables, and such sales or transfers of receivables shall not be included in the computation above.
          Section 6.6.     Transactions with Affiliates.
          The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any Affiliate of the Borrower, unless (a) such transaction is not otherwise prohibited by this Agreement, (b) such transaction is in the ordinary course of business and (c) if such transaction is other than with a Wholly-Owned Subsidiary, such transaction is on fair and reasonable terms no less favorable to the Borrower or its Subsidiary, as the case may be, than those terms which might be obtained at the time in a comparable arm’s length transaction with a Person who is not an Affiliate or, if such transaction is not one which by its nature could be obtained from such other Person, is on fair and reasonable terms and was negotiated in good faith; provided that this Section 6.6 shall not restrict (i) dividends, distributions and other payments and transfers on account of any shares of Capital Stock of the Borrower or any Subsidiary otherwise permissible hereunder and (ii) transactions pursuant to (A) the Investment Agreement, (B) the Recourse Agreement, (C) the Support Letter and (D) any agreement between the Borrower and any Affiliate of the Borrower pursuant to which the Borrower sells, discounts or otherwise transfers an interest in accounts receivable in the ordinary course of its business (including agreements under which the Borrower has an obligation to repurchase from or indemnify the purchaser with respect to accounts discounted, sold or otherwise transferred by the Borrower).

ARTICLE 7
EVENTS OF DEFAULT, ETC.
          Section 7.1.     Events of Default.
          The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each an “Event of Default”):
          (a)        Failure to Make Payments. The Borrower (i) shall fail to pay as and when due (whether at stated maturity, upon acceleration, upon required prepayment or otherwise) any principal of any Loan, or (ii) shall fail to pay any interest, Fees or other amounts (other than principal) payable under the Loan Documents within five days of the date when due under the Loan Documents;
          (b)        Default in Other Debt. (i) The Borrower or any Subsidiary shall default in the payment (whether at stated maturity, upon acceleration, upon required prepayment or otherwise), beyond any period of grace provided therefor, of any principal of or interest on any other Debt with a principal amount (individually or in the aggregate) in excess of $50,000,000, or (ii) any other breach or default (or other event or condition), beyond any period of grace provided therefor, shall occur under any agreement, indenture or instrument relating to any such other Debt with a principal amount (individually or in the aggregate) in excess of $50,000,000, if the effect of such breach or default (or such other event or condition) is to cause, or to permit, the holder or holders of such other Debt (or a Person on behalf of such holder or holders) to cause (upon the giving of notice or otherwise), such other Debt to become or be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (or an offer of prepayment, redemption, purchase or defeasance be made), prior to its stated maturity (other than by a scheduled mandatory prepayment); provided, however, that if any such breach or default described in this Section 7.1(b) is cured or waived prior to any action being taken pursuant to Section 7.2(a) or 7.2(b), the Event of Default under this Agreement in respect of such breach or default shall be deemed cured to the extent of such cure or waiver;
          (c)        Breach of Certain Covenants.
          (i)        The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under Section 2.3, under Sections 6.2 through 6.5 inclusive, or under Section 5.1(d) or 5.3 (insofar as it requires the preservation of the corporate existence of the Borrower);
          (ii)        The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under Section 6.1 or under Section 6.6 and such failure shall not have been remedied within ten days; or
          (iii)       The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under Sections 5.1(a), (b) or (c) and such failure shall not have been remedied within five days;
          (d)        Other Defaults Under Loan Documents. The Borrower shall fail to perform, comply with or observe any agreement, covenant or obligation under any provision of any Loan Document (other than those provisions referred to in Sections 7.l(a), 7.1(b) and 7.1(c)) and such failure shall not have been remedied within 30 days after the earlier to occur of (i) the Borrower’s knowledge thereof or (ii) written notice thereof by the Agent to the Borrower; or
          (e)        Breach of Representation or Warranty. Any representation or warranty or certification made or furnished by the Borrower under any Loan Document shall prove to have been false or incorrect in any material respect when made (or deemed made);
          (f)        Involuntary Bankruptcy; Appointment of Receiver, Etc. There shall be commenced against the Borrower or any of its Subsidiaries, an involuntary case seeking the liquidation or reorganization of the Borrower or any of its Subsidiaries under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding under any other Applicable Law or an involuntary case or proceeding seeking the appointment of a receiver, liquidator, sequestrator, custodian, trustee or other officer having similar powers over the Borrower or any of its Subsidiaries or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business, and any of the following events occurs: (i) the Borrower or any of its Subsidiaries consents to the institution of the involuntary case or proceeding; (ii) the petition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of 60 days; or (iv) an order for relief is issued or entered therein;
          (g)        Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or any of its Subsidiaries shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding under any other Applicable Law, or shall consent thereto; or shall consent to the conversion of an involuntary case to a voluntary case; or shall file a petition, answer a complaint or otherwise institute any proceeding seeking, or shall consent to or acquiesce in the appointment of, a receiver, liquidator, sequestrator, custodian, trustee or other officer with similar powers over the Borrower or any of its Subsidiaries or to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; or shall make a general assignment for the benefit of creditors; or shall generally not pay, or shall admit in writing its inability to pay, its debts as they become due; or the board of directors of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing;
          (h)        Judgments and Attachments. The Borrower or any Subsidiary shall suffer any money judgments, writs or warrants of attachment or similar processes (collectively, “Judgments”) that, individually or in the aggregate, involve an amount or value in excess of $50,000,000 and such Judgments shall continue unsatisfied or unstayed for a period of 60 days; provided that no Event of Default shall exist if (i) payment of the Judgments are covered in full by insurance and the insurer has affirmed such coverage or (ii) the Borrower is in good faith prosecuting an appeal of such Judgments and has (A) deposited funds as required for such appeal, if any and (B) reserved amounts on its books for such Judgments as required in accordance with GAAP.
          (i)        ERISA. The Borrower or any member of the Controlled Group shall fail to pay when due any material amount or amounts that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower or any member of the Controlled Group to enforce Section 515 of ERISA; or any ERISA Event shall occur which could reasonably be expected to have a Material Adverse Effect; or the Borrower or any member of the Controlled Group shall partially or completely withdraw from any Multiemployer Plan; or any Multiemployer Plan to which Borrower or any member of its Controlled Group becomes obligated to make or accrue a contribution is placed in reorganization or terminates; or
          (j)        Termination of Loan Documents, Etc. Any Loan Document, or any material provision thereof, shall cease to be in full force and effect with respect to the Borrower for any reason, or the Borrower shall contest or purport to repudiate or disavow any of its obligations under, or the validity of enforceability of, any Loan Document or any material provision thereof.
          Section 7.2.     Remedies.
          Upon the occurrence of an Event of Default:
          (a)        If an Event of Default occurs under Section 7.1(f) or 7.1(g), then the Revolving Commitments shall automatically and immediately terminate, and the obligation of the Lenders to make any Loan hereunder shall cease, and the unpaid principal amount of the Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower.
          (b)        If an Event of Default occurs, other than under Section 7.1(f) or 7.1(g), the Agent may (i) with the consent of the Required Lenders, by written notice to the Borrower, declare that the Revolving Commitments and all pending Bid Loan Quotes (whether or not accepted) are terminated, whereupon the obligation of the Lender Parties to make any Loan hereunder shall cease, and/or (ii) with the consent of the Required Lenders, declare the unpaid principal amount of the Loans and all other Obligations to be, and the same shall thereupon become, due and payable, without presentment, demand, protest, any additional notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower.
          (c)        The Agent may, with the consent of the Required Lenders, enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights of set-off.
          Notwithstanding the fact that enforcement powers reside primarily with the Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning, and for the purposes, of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
          Section 7.3 Allocation of Payments After Event of Default.
          Notwithstanding any other provisions of this Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:
          FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Loan Documents and any protective advances made by the Agent or any of the Lenders, pro rata as set forth below;
          SECOND, to the payment of any fees owed to the Agent or any Lender, pro rata as set forth below;

          THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;
          FOURTH, to the payment of the outstanding principal amount of the Loans and all other obligations which shall have become due and payable under the Loan Documents, pro rata as set forth below; and
          FIFTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied.
ARTICLE 8
THE AGENT
          Section 8.1       Appointment and Authority.
          Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and (except as provided in Section 8.6) the Borrower shall not have rights as a third party beneficiary of any of such provisions.
          Section 8.2       Rights as a Lender.
          The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
          Section 8.3       Exculpatory Provisions.
          The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
          (a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
          (b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the

Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
          The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.3 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower or a Lender.
          The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
          Section 8.4      Reliance by Agent.
          The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Section 8.5      Delegation of Duties.
          The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

          Section 8.6      Resignation of Agent.
          The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of a Default or an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender with an office in the United States, or an Affiliate of any such Lender with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly (at the account and location on file with the Agent, which the retiring Agent shall furnish to the Borrower), until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.1 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          Section 8.7      Non-Reliance on Agent and Other Lenders.
          Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          Section 8.8      No Other Duties, Etc.
          Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.
          Section 8.9      Agent May File Proofs of Claim.
          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Agent

(irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
          (a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.6, 9.1 and 9.2 allowed in such judicial proceeding); and
          (b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.6, 9.1 and 9.2.
          Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE 9
MISCELLANEOUS
          Section 9.1.     Expenses.
          The Borrower shall pay on demand:
          (a)       any and all reasonable attorneys’ fees and disbursements (including allocated costs of in-house counsel) and out-of-pocket costs and expenses incurred by the Agent and its Affiliates in connection with the development, drafting, negotiation and administration of the Loan Documents, any amendments thereto and the syndication and closing of the transactions contemplated thereby; and
          (b)       all reasonable costs and expenses (including fees and disbursements of in-house and other attorneys, appraisers, financial advisors and consultants) incurred by the Lender Parties in any workout, restructuring or similar arrangements or, after an Event of Default, in connection with the protection, preservation, exercise or enforcement of any of the terms of the Loan Documents or in connection with any foreclosure, collection or bankruptcy proceedings.
          The foregoing costs and expenses shall include all out-of-pocket expenses incurred by the Agent and the cost of independent public accountants and other outside experts retained by the Agent or, to the extent reimbursable under subpart (b) above, any Lender. All amounts due under this Section 9.1 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Revolving Commitments and repayment of all other Obligations.
          Section 9.2      Indemnity; Damages.
          (a)        Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by such Indemnitee hereto of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents or (ii) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (b)       Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.1 or subsection (a) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.1(e).
          (c)       Waiver of Damages, Etc. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or breach in bad faith of such Indemnitee’s obligations hereunder, in each case, as determined by a final judgment of a court of competent jurisdiction.
          (d)       Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

          (e)         Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of the Obligations.
          (f)         Limit on Indemnity. To the extent that the undertaking to indemnify and hold harmless set forth in Section 9.2(a) may be unenforceable as violative of any Applicable Law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of its obligations set forth in Section 9.2(a) that is permissible under Applicable Law.
          Section 9.3.    Amendments; Waivers; Modifications in Writing.
          No amendment of any provision of this Agreement or any other Loan Document (including a waiver thereof or consent relating thereto) shall be effective unless the same shall be in writing and signed by the Agent and the Required Lenders and, except as to a waiver or consent requested by or to the benefit of the Borrower, the Borrower, provided further:
          (a)       no amendment, waiver, consent, forbearance or other agreement that has the effect of (i) reducing the rate or amount of any amount payable by the Borrower to any Lender Party under the Loan Documents, (other than as a result of waiving the applicability of the Post-Default Rate of interest), (ii) extending the stated maturity or due date, of any amount payable by the Borrower to any Lender Party under the Loan Documents, (iii) increasing the amount, or extending the stated termination or reduction date, of any Lender’s Revolving Commitment hereunder or subjecting any Lender Party to any additional obligation to extend credit (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Revolving Commitments shall not constitute a change in the terms of any Revolving Commitment of any Lender), (iv) altering the rights and obligations of the Borrower to prepay the Loans, or (v) changing this Section 9.3 or the definition of the term “Required Lenders” or any other percentage of Lenders specified in this Agreement to be the applicable percentage to act on specified matters shall be effective unless the same shall be signed by or on behalf of each of the Lenders affected thereby;
          (b)       no amendment that modifies Article 8 or otherwise has the effect of (i) increasing the duties or obligations of the Agent, (ii) increasing the standard of care or performance required on the part of the Agent, or (iii) reducing or eliminating the indemnities or immunities to which the Agent is entitled (including any amendment of this Section 9.3), shall be effective unless the same shall be signed by or on behalf of the Agent; and
          (c)       any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;
provided, however, that notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that, any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender (A) which by its terms affects such Defaulting Lender differently than other affected Lenders, (B) increases or extends the Revolving Commitment of any such Defaulting Lender, (C) reduces the principal of or (except as provided in Section 9.3(a)(i) above) the rate of interest for Loans of such Defaulting Lender, or fees or other amounts payable hereunder or under any other Loan Document to such Defaulting Lender, (D) extends the stated maturity or due date, of any amount payable by the Borrower to any Lender Party under the Loan Documents, or (E) amends or modifies any provisions of this proviso, shall require the consent of such Defaulting Lender and (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein.
Except as required herein, no notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment effected in accordance with this Section 9.3 shall be binding upon each present and future Lender Party and the Borrower.
          Section 9.4.     Cumulative Remedies: Failure or Delays; Enforcement.
          The rights and remedies provided for under this Agreement are cumulative and are not exclusive of any rights and remedies that may be available to the Lender Parties under Applicable Law or otherwise. No failure or delay on the part of any Lender Party in the exercise of any power, right or remedy under the Loan Documents shall impair such power, right or remedy or operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise thereof or of any other power, right or remedy.
          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 7.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.7 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any bankruptcy or insolvency proceeding; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 7.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
          Section 9.5     Notices; Effectiveness; Electronic Communication.
          (a)       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i)       if to the Borrower or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.5; and
          (ii)       if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
          Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent, if confirmation of receipt has been received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
          (b)       Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it in writing, provided that approval of such procedures may be limited to particular notices or communications and neither the Borrower nor the Agent shall have any obligation to agree to accept any electronic notices.
          Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is received after the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c)       The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d)       Change of Address, Etc. Each of the Borrower or the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
          (e)       Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all reasonable losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
          Section 9.6.     Successors and Assigns; Designations.
          (a)       Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC (as defined in Section 9.6(g)) in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b)       Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that:

          (i)       except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
          (ii)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned;
          (iii)      any assignment of a Revolving Commitment must be approved by the Agent (such approval not to be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
          (iv)       the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.
          Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.16, 9.1 and 9.2 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to retain the obligations with respect thereto as well). Upon request, the Borrower (at its expense) shall execute and deliver applicable Note(s) to the assignee Lender, and the assignor Lender shall surrender and cancel any Notes, if requested. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

          (c)       Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice, and the Borrower may also receive a copy of the Register upon request. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Agent a copy of the Register.
          (d)       Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any competitor of the Borrower or any of its Affiliates or Subsidiaries or any Affiliate of a competitor of the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, shall be the sole holder of the Note(s), if any, and Loan Documents subject to the participation and shall have the sole right to enforce its rights and remedies under the Loan Documents and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would change the amount, interest rate or maturity of the Loans or any other matter that requires unanimous consent of all of the Lenders. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.
          (e)       Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and the Borrower is provided with evidence satisfactory to the Borrower that such Participant has agreed, for the benefit of the Borrower, to comply with Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest pursuant to subsection (b) of this Section.
          (f)       Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g)       Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, so long as any action in accordance with this Section 9.6(g) does not cause increased costs or expenses for the Borrower, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 9.3 and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender. The funding of a Loan by an SPC hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC so long as such disclosure is clearly designated as being made on a confidential basis. This Section 9.6(g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.
          Section 9.7.     Set Off.
          In addition to any rights now or hereafter granted under Applicable Law and to the extent not prohibited by law or Contractual Obligation of such Lender Party, during the existence of any Event of Default, each Lender Party is hereby irrevocably authorized by the Borrower, at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness, in each case whether direct or indirect or contingent or matured or unmatured at any time held or owing by such Lender Party to or for the credit or the account of the Borrower, against and on account of the Obligations, irrespective of whether or not such Lender Party shall have made any demand for payment, provided that such Lender Party shall, promptly following such set off or application, give notice to the Borrower thereof, which notice shall contain an explanation of the basis for the set off or application.
          Section 9.8.     Survival of Agreements, Representations and Warranties.
          All agreements, representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender regardless of any investigation made by the Agent or any Lender or on their behalf (unless the Agent or such Lender, as applicable, had actual knowledge contrary thereto prior to its reliance), and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Without limitation, the agreements and obligations of the Borrower contained in Sections 2.13, 2.16, 9.1, and 9.2 and the obligations of the Lenders under Sections 2.15, 2.16 and 8.7 shall survive the payment in full of all other Obligations.
          Section 9.9.     Execution in Counterparts.
          This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
          Section 9.10.     Complete Agreement.
          This Agreement, together with the other Loan Documents and the Fee Letter, represents the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents or the transactions contemplated therein.
          Section 9.11.     Limitation of Liability.
          No claim shall be made by the Borrower or any Lender Party against any party hereto or the Affiliates, directors, officers, employees or agents of any party hereto for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower and each Lender Party waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          Section 9.12.     WAIVER OF TRIAL BY JURY.
          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 9.13.     Confidentiality.
          Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives who have a specific need to use the Information in connection with this Agreement and any transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to use such Information only in connection with this Agreement and any transactions contemplated hereby), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto in connection with this Agreement and any transactions contemplated hereby and with the understanding that the Information will be used only in connection with this Agreement and any transactions contemplated hereby, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent and any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization; provided that with respect to clause (c) above, the Agent or the Lender, as applicable, will use reasonable efforts to notify the Borrower prior to any such disclosure. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement (to the extent such information constitutes public information pursuant to the Borrower’s SEC disclosure) to market data collectors, similar service providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Revolving Commitments.
          For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, including, without limitation, inventions, improvements, trade secrets, processes, data, software programs, techniques, marketing plans, strategies, forecasts, forward looking statements and projections, estimates and assumptions concerning anticipated results, unpublished copyrightable material, customer lists, customer information, sources of supply, prospects or projections, manufacturing techniques, formulas, research or experimental work, work in process and all information regarding transactions between the Borrower or any Subsidiary and its customers, including without limitation, sales documents, transactions receipts, customer names, account numbers, transaction amounts and dates, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information except to the extent that Applicable Law imposes additional requirements in which case such Person shall be required to abide by such additional requirements.
          Each of the Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including Federal and state securities Laws.
          In addition, the Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.
     Section 9.14. Binding Effect; Continuing Agreement.
     (a) This Agreement shall become effective at such time when all of the conditions set forth in Section 3.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Agent, and each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns.
     (b) This Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, Fees and other Obligations have been paid in full and the Revolving Commitments are terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions that survive) under the Loan Documents; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or any similar reason, then the Loan Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.
     Section 9.15. NO ORAL AGREEMENTS.
     ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
     Section 9.16. USA Patriot Act Notice.
     Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     Section 9.17. No Advisory or Fiduciary Responsibility.
     In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, BAS and the other Lead Arranger(s) are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, BAS and the other Lead Arranger(s), on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, BAS and each other Lead Arranger(s) each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent, BAS nor any other Lead Arranger(s) has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, BAS and the other Lead Arranger(s) and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent, BAS nor any other Lead Arranger(s) has any obligation to disclose any of such interests to the Borrower and its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agent, BAS and the other Lead Arranger(s) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     Section 9.18. Electronic Execution of Assignments and Certain Other Documents.
     The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     Section 9.19. Replacement of Lenders.
     If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 9.3 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Agent the assignment fee specified in Section 9.6(b)(iv);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) such assignment does not conflict with Applicable Laws; and

     (e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Revolving Commitments and outstanding Loans pursuant to this Section 9.19 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
[SIGNATURE PAGES FOLLOW]

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement
     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	NORDSTROM, INC.

By: /s/ Robert E. Campbell

	Name:	Robert E. Campbell

	Title:	VP and Treasurer

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

AGENT:	BANK OF AMERICA, N.A., in its
capacity as Agent

By: /s/ Don B. Pinzon

	Name:	Don B. Pinzon

	Title:	Vice President

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

LENDERS:	BANK OF AMERICA, N.A.

By: /s/ Jaime Eng

	Name:	Jaime Eng

	Title:	Vice President

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

WELLS FARGO BANK, N.A.

By: /s/	Deborah S. Watson

Name:	Deborah S. Watson

Title:	Senior Vice President

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC

By: /s/	Charlotte Sohn Fuiks

Name:	Charlotte Sohn Fuiks

Title:	Managing Director

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By: /s/	Conan Schleicher

Name:	Conan Schleicher

Title:	Vice President

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

FIFTH THIRD BANK

By: /s/	Ashley Colmenero

Name:	Ashley Colmenero

Title:	Assistant Vice President

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

STATE BANK OF INDIA

By: /s/	Prabodh Parikh

Name:	Prabodh Parikh

Title:	Vice President and Head (Credit)

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

MORGAN STANLEY BANK, NATIONAL ASSOCIATION

By: /s/	Melissa James

Name:	Melissa James

Title:	Authorized Signatory

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

THE BANK OF NEW YORK MELLON

By: /s/	Timothy J. Glass

Name:	Timothy J. Glass

Title:	Vice President

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

GOLDMAN SACHS BANK USA

By: /s/	Mark Walton

Name:	Mark Walton

Title:	Authorized Signatory

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A.

By: /s/	Anthony W. White

Name:	Anthony W. White

Title:	Vice President

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

KEYBANK NATIONAL ASSOCIATION

By: /s/	Sarah Dill

Name:	Sarah Dill

Title:	Vice President

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

THE NORTHERN TRUST COMPANY

By: /s/	Brandon Rolek

Name:	Brandon Rolek

Title:

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

UNION BANK, N.A.

By: /s/	Don Smith

Name:	Don Smith

Title:	Credit Executive

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

BANK OF HAWAII

By: /s/	Steven Nakahara

Name:	Steven Nakahara

Title:	Vice President

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

CATHAY UNITED BANK

By: /s/	Grace Chou

Name:	Grace Chou

Title:	SVP & General Manager

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

FIRST COMMERCIAL BANK, LOS ANGELES BRANCH

By: /s/	Wen-Han Wu

Name:	Wen-Han Wu

Title:	Deputy General Manager

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH

By: /s/	Eric Y.S. Tsai

Name:	Eric Y.S. Tsai

Title:	VP & General Manager

Signature Page
Nordstrom, Inc.
Revolving Credit Agreement

HUA NAN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By: /s/	Oliver C.H. Hsu

Name:	Oliver C.H. Hsu

Title:	V.P. & General Manager

Exhibit to Revolving Credit Facility [2.1(c)]
FORM OF
NOTICE OF BORROWING

TO:	Bank of America, N.A., as Agent 2001 Clayton Road, Building B Mail Code: CA4-702-02-25 Concord, CA 94520-2405 Attention: Glenis Croucher
          Reference is hereby made to the Revolving Credit Agreement, dated as of August 14, 2009 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Credit Agreement”), by and among NORDSTROM, INC., a Washington corporation (the “Borrower”), each of the banks and other financial institutions that either now or in the future are parties thereto as lenders (the “Lenders”), WELLS FARGO BANK, N.A., as Syndication Agent and BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent on behalf of the Lenders (in such capacity, the “Agent”). Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement.
          Pursuant to Section 2.1 of the Credit Agreement:
          1.      The Borrower hereby requests to borrow Revolving Loans in the aggregate principal amounts and Types as follows (the “Loans”):
          (a)       Euro-Dollar Rate Loans in the amount of $                     on                     , 20___1 with an Interest Period of                     2; or
          (b)      Base Rate Loans in the amount of $                     on                     , 20___3; and
          2.      The Borrower hereby represents and warrants as follows:
          (a)      All of the representations and warranties contained in Article 4 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of each Funding Date proposed herein as though made on and as of each such date (except, in each case, to the extent that such representations and warranties expressly were made only as of a specific date);
          (b)      No Default or Event of Default exists or would result from the making of the Loans; and
          (c)      All other conditions to borrowing set forth in Section 3.2 of the Credit Agreement are satisfied.
Date:                             ,

[1]	Must be a Euro-Dollar Business Day.

[2]	With respect to each Euro-Dollar Rate Loan, permissible Interest Periods are periods of one, two, three or six months.

[3]	Must be a Business Day.

NORDSTROM, INC., a Washington corporation
By:	[4]
Name:
Title:

[4]	Must be a Responsible Officer.

Exhibit to Revolving Credit Facility [2.1(c)(iii)]
FORM OF
NOTICE OF RESPONSIBLE OFFICERS

TO:	Bank of America, N.A., as Agent 2001 Clayton Road, Building B Mail Code: CA4-702-02-25 Concord, CA 94520-2405 Attention: Glenis Croucher
          Reference is hereby made to the Revolving Credit Agreement, dated as of August 14, 2009 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Credit Agreement”), by and among NORDSTROM, INC., a Washington corporation (the “Borrower”), each of the banks and other financial institutions that either now or in the future are parties thereto as lenders (the “Lenders”), WELLS FARGO BANK, N.A., as Syndication Agent and BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent on behalf of the Lenders (in such capacity, the “Agent”). Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement.
          The Borrower hereby designates the following individuals as Responsible Officers, authorized to request Loans, continue outstanding Loans, convert Loans to another Type and request rate and balance information and take other actions with respect to Loans on behalf of the Borrower (but not to amend the Credit Agreement or the Notes) and certifies that the signatures and telephone numbers of those individuals are as follows:

Name	Office	Signature	Phone No.

          The Agent is hereby authorized to rely on this Notice of Responsible Officers unless and until a new Notice of Responsible Officers is received by it, irrespective of whether any of the information set forth herein shall have become inaccurate or false. Additional persons may be designated as Responsible Officers, or the designation of any person may be revoked, at any time, by subsequent Notices of Responsible Officers signed by a Senior Officer of the Borrower. In accordance with the Credit Agreement, the Agent shall have no duty to verify the authenticity of the certifying signature appearing on any subsequent Notices of Responsible Officers to the extent the Agent believes in good faith that such signature is of a Senior Officer of the Borrower.

          The foregoing supersedes any Notice of Responsible Officers presently in effect under the Credit Agreement.
          Date:                     ,

By:	[1]
Name:
Title:

[1]	Must be a Senior Officer.

Exhibit to Revolving Credit Facility [2.2(b)(i)]
FORM OF
BID LOAN QUOTE REQUEST

TO:	Bank of America, N.A., as Agent 2001 Clayton Road, Building B Mail Code: CA4-702-02-25 Concord, CA 94520-2405 Attention: Glenis Croucher
          Reference is hereby made to the Revolving Credit Agreement, dated as of August 14, 2009 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Credit Agreement”), by and among NORDSTROM, INC., a Washington corporation (the “Borrower”), each of the banks and other financial institutions that either now or in the future are parties thereto as lenders (the “Lenders”), WELLS FARGO BANK, N.A., as Syndication Agent and BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent on behalf of the Lenders (in such capacity, the “Agent”). Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement.
          Pursuant to Section 2.2 of the Credit Agreement:
          1.      The Borrower hereby gives notice that it requests Bid Loan Quotes for the following proposed Bid Loan Borrowing(s)1:

Funding Date[2]	Amount[3]	Interest Period[4]

          2.      The Borrower hereby represents and warrants as follows:
          (a)      All of the representations and warranties contained in Article 4 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of each Funding Date proposed herein as though made on and as of each such date (except, in each case, to the extent that such representations and warranties expressly were made only as of a specific date);
          (b)      No Default or Event of Default exists or would result from the Bid Loan Borrowing(s); and
          (c)      All other conditions to borrowing set forth in Section 3.2 of the Credit Agreement are satisfied.
Date:                         ,

[1]	Up to three.

[2]	Must be a Business Day.

[3]	Each amount must be at least $2,000,000 and an integral multiple of $1,000,000 in excess thereof.

[4]	A period of not less than 7 and not more than 30 days after the Funding Date and ending on a Business Day.

NORDSTROM, INC., a Washington corporation
By:	[5]
Name:
Title:

[5]	Must be a Responsible Officer.

Exhibit to Revolving Credit Facility [2.2(b)(ii)]
FORM OF
BID LOAN QUOTE

TO:	Bank of America, N.A., as Agent 2001 Clayton Road, Building B Mail Code: CA4-702-02-25 Concord, CA 94520-2405 Attention: Glenis Croucher
          Reference is hereby made to the Revolving Credit Agreement, dated as of August 14, 2009 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Credit Agreement”), by and among NORDSTROM, INC., a Washington corporation (the “Borrower”), each of the banks and other financial institutions that either now or in the future are parties thereto as lenders (the “Lenders”), WELLS FARGO BANK, N.A., as Syndication Agent and BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent on behalf of the Lenders (in such capacity, the “Agent”). Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement.
          In response to the Borrower’s Bid Loan Quote Request dated                     ,       (the “Bid Loan Quote Request”), we hereby make the following Bid Loan Quote(s) on the following terms:
          1.      Quoting Bank:
          2.      Name, address, phone number and fax number of person to contact at Quoting Bank:
          3.      We hereby offer to make Bid Loan(s) in the following principal amount(s), for the following Interest Period(s) and the following rate(s):

Funding Date[1]	Amount[2]	Interest Period[3]	Quote[4]

[1]	As specified in the Bid Loan Quote Request.

[2] The principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $2,000,000 and an integral multiple of $1,000,000 in excess thereof.

[3]	As specified in the Bid Loan Quote Request.

[4]	Specify rate of interest per annum ([quoted on an “all-in” basis] and rounded to the nearest 1/10,000 of 1%).

          We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate(s) us to make the Bid Loan(s) for which any offer(s) are accepted, in whole or in part, subject to the third sentence of Section 2.2(b)(ii) of the Credit Agreement.
          Date:                     ,

By:	[5]
Name:
Title:

[5]	Must be a authorized Officer.

Exhibit to Revolving Credit Facility [2.4(b)(ii)]
FORM OF
NOTICE OF CONVERSION/CONTINUATION

TO:	Bank of America, N.A., as Agent 2001 Clayton Road, Building B Mail Code: CA4-702-02-25 Concord, CA 94520-2405 Attention: Glenis Croucher
          Reference is hereby made to the Revolving Credit Agreement, dated as of August 14, 2009 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Credit Agreement”), by and among NORDSTROM, INC., a Washington corporation (the “Borrower”), each of the banks and financial institutions that either now or in the future are parties thereto as lenders (the “Lenders”), WELLS FARGO BANK, N.A., as Syndication Agent and BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent on behalf of the Lenders (in such capacity, the “Agent”). Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement.
          Pursuant to Section 2.4(b) of the Credit Agreement:
[FOR CONVERSION OF BASE RATE INTO EURO-DOLLAR RATE]
          The Borrower hereby requests to convert $           of presently outstanding Base Rate Loans on                          , ___1 into Euro-Dollar Rate Loans with an Interest Period of                                          2.
[FOR CONVERSION OF EURO-DOLLAR RATE INTO BASE RATE]
     The Borrower hereby requests to convert $           of presently outstanding Euro-Dollar Rate Loans with an Interest Period of                                               2, expiring on                                , ___ into Base Rate Loans.
[FOR CONTINUATION OF EURO-DOLLAR RATE]
     The Borrower hereby requests to continue $                     of presently outstanding Euro-Dollar Rate Loans with an Interest Period of                      expiring on                                          , ___ as Euro-Dollar Rate Loans with an Interest Period of                                          2.

[1]	Must be a Euro-Dollar Business Day.

[2]	With respect to Euro-Dollar Rate Loans, permissible Interest Periods are periods of one, two, three or six months.

Date:                     , ____

NORDSTROM, INC., a Washington corporation
By:	[1]
Name:
Title:

[1]	Must be a Responsible Officer.

Exhibit to Revolving Credit Facility [2.5(a)(i)]
FORM OF
REVOLVING LOAN NOTE
____________, 200_
          FOR VALUE RECEIVED, the undersigned, NORDSTROM, INC., a Washington corporation (the “Borrower”), hereby promises to pay to the order of [insert name of Lender] (the “Lender”), for the account of its Applicable Lending Office, the aggregate unpaid principal amount of the Revolving Loans (the “Loans”) made by the Lender to the Borrower under the Credit Agreement referred to below, on the dates and in the amounts set forth in the Credit Agreement. The Borrower further promises to pay interest on the unpaid principal amount of each such Loan from time to time outstanding on the dates and at the rates specified in the Credit Agreement.
          This Revolving Loan Note (the “Note”) is one of the Revolving Loan Notes referred to in, and is entitled to the benefits of, the Revolving Credit Agreement, dated as of August 14, 2009 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, each of the banks and other financial institutions that either now or in the future are parties thereto as lenders (including the Lender, the “Lenders”), WELLS FARGO BANK, N.A., as Syndication Agent and BANK OF AMERICA, N.A., in its capacity as administrative agent on behalf of the Lenders (in such capacity, the “Agent”), to which reference is hereby made for a more complete statement of the terms and conditions on which the Loans evidenced hereby are made and are to be repaid. The Credit Agreement provides for, among other things, the acceleration of the maturity hereof upon the occurrence of certain events and for voluntary and mandatory prepayments under certain circumstances and upon certain terms and conditions.
          Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement. All payments due hereunder shall be made to the Agent at the time and place, in the type of funds, and in the manner set forth in the Credit Agreement, without any deduction whatsoever, including, without limitation, any deduction for any set-off, recoupment, counterclaim, defense, or Taxes (except as otherwise provided in the Credit Agreement). The Borrower hereby waives diligence, presentment, demand, protest, notice of dishonor and all other demands and notices in connection with the execution, delivery, performance or enforcement of this Note, except as otherwise set forth in the Credit Agreement.
          The Lender is authorized (but not obligated) to endorse on the Schedule hereto, or on a continuation thereof, each Loan made by the Lender and each payment or prepayment with respect thereto. The failure to record, or any error in recording any, such information shall not, however, affect the obligations of the Borrower hereunder to repay the principal amount of the Loans evidenced hereby, together with all interest accrued thereon. All such notations shall constitute conclusive evidence of the accuracy of the information so recorded, in the absence of manifest error.
          The Borrower promises to pay all costs and expenses, including attorneys’ fees and disbursements, incurred in the collection or enforcement hereof.
          Except as permitted by Section 9.6 of the Credit Agreement, this Note may not be assigned to any Person.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH,

THE LAWS OF THE STATE OF WASHINGTON. THE BORROWER AND, BY ACCEPTANCE HEREOF, THE LENDER WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS NOTE OR ANY ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.
ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

NORDSTROM, INC., a Washington corporation
By:
Name:
Title:

SCHEDULE
REVOLVING LOAN NOTE

Amount of
	Type and	Interest	Interest	Principal	Unpaid Principal	Notation
Date	Amount of Note	Period	Rate	Paid	Amount of Note	Made
				or Prepaid		By

Exhibit to Revolving Credit Facility [2.5(a)(ii)]
FORM OF
BID LOAN NOTE
_____________, 200_
          FOR VALUE RECEIVED, the undersigned, NORDSTROM, INC., a Washington corporation (the “Borrower”), hereby promises to pay to the order of [insert name of Lender] (the “Lender”), for the account of its Domestic Lending Officer, the aggregate unpaid principal amount of all Bid Loans (the “Loans”) made by the Lender to the Borrower under the Credit Agreement referred to below, on the dates and in the amounts set forth in the Credit Agreement. The Borrower further promises to pay interest on the unpaid principal amount of each such Loan from time to time outstanding on the dates and at the rates specified in the Credit Agreement.
          This Bid Loan Note (the “Note”) is one of the Bid Loan Notes referred to in, and is entitled to the benefits of, the Revolving Credit Agreement, dated as of August 14, 2009 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, each of the banks and other financial institutions that either now or in the future are parties thereto as lenders (including the Lender, the “Lenders”), WELLS FARGO BANK, N.A., as Syndication Agent and BANK OF AMERICA, N.A., in its capacity as administrative agent on behalf of the Lenders (in such capacity, the “Agent”), to which reference is hereby made for a more complete statement of the terms and conditions on which the Loans evidenced hereby are made and are to be repaid. The Credit Agreement provides for, among other things, the acceleration of the maturity hereof upon the occurrence of certain events and for voluntary and mandatory prepayments under certain circumstances and upon certain terms and conditions.
          Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement. All payments due hereunder shall be made to the Agent at the time and place, in the type of funds, and in the manner set forth in the Credit Agreement, without any deduction whatsoever, including, without limitation, any deduction for any set-off, recoupment, counterclaim, defense, or Taxes (except as otherwise provided in the Credit Agreement). The Borrower hereby waives diligence, presentment, demand, protest, notice of dishonor and all other demands and notices in connection with the execution, delivery, performance or enforcement of this Note, except as otherwise set forth in the Credit Agreement.
          The Lender is authorized (but not obligated) to endorse on the Schedule hereto, or on a continuation thereof, each Loan made by the Lender and each payment or prepayment with respect thereto. The failure to record, or any error in recording any, such information shall not, however, affect the obligations of the Borrower hereunder to repay the principal amount of the Loans evidenced thereby, together with all interest accrued thereon. All such notations shall constitute conclusive evidence of the accuracy of the information so recorded, in the absence of manifest error.
          The Borrower promises to pay all costs and expenses, including attorneys’ fees and disbursements, incurred in the collection or enforcement hereof.
          Except as permitted by Section 9.6 of the Credit Agreement, this Note may not be assigned to any Person.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON. THE BORROWER AND, BY ACCEPTANCE

HEREOF, THE LENDER WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS NOTE OR ANY ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.
ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

NORDSTROM, INC., a Washington corporation
By:
Name:
Title:

SCHEDULE
BID LOAN NOTE

Amount of
	Type and	Interest	Interest	Principal	Unpaid Principal	Notation
Date	Amount of Note	Period	Rate	Paid	Amount of Note	Made
				or Prepaid		By

Exhibit to Revolving Credit Facility [3.1(d)]
FORM OF
CLOSING OFFICER’S CERTIFICATE
TO:	Bank of America, N.A., as Agent Agency Management 335 Madison Avenue 4th Floor Mail Code: NY1-503-04-03 New York, NY 10017 Attention: Steven Gazzillo
          Reference is hereby made to the Revolving Credit Agreement, dated as of August 14, 2009 (the “Credit Agreement”), by and among NORDSTROM, INC., a Washington corporation (the “Borrower”), each of the banks and other financial institutions that are parties thereto as lenders (the “Lenders”), WELLS FARGO BANK, N.A., as Syndication Agent and BANK OF AMERICA, N.A., a national banking association, in its capacity as administrative agent on behalf of the Lenders (in such capacity, the “Agent”). Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement.
          Pursuant to Section 3.1(d) of the Credit Agreement, the undersigned hereby certifies that he is the chief financial officer of the Borrower and hereby further certifies as follows:
          1.      I have reviewed the terms of the Loan Documents to which the Borrower is a party and have made, or caused to be made, such review of the Borrower and its business affairs as I have considered necessary for the purposes of preparing this Certificate.
          2.      I have prepared and reviewed the contents of this Certificate and have conferred with counsel for the Borrower for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.
          3.      All representations and warranties of the Borrower contained in the Loan Documents to which the Borrower is a party are true and correct in all material respects as of the date hereof as if made on such date.
          4.      No Default or Event of Default exists on and as of the date hereof or would result from the making of the Loans on the Closing Date.
          5.      The Borrower is in compliance with all existing material financial obligations.

          Date: August 14, 2009

Name:
Title: Chief Financial Officer

Exhibit to Revolving Credit Facility [5.1(c)]
FORM OF
COMPLIANCE CERTIFICATE

TO:	Bank of America, N.A., as Agent Agency Management 335 Madison Avenue 4th Floor Mail Code: NY1-503-04-03 New York, NY 10017 Attention: Steven Gazzillo
          Reference is hereby made to the Revolving Credit Agreement, dated as of August 14, 2009 (as the same may be amended, supplemented, replaced, renewed or otherwise modified from time to time, the “Credit Agreement”), by and among NORDSTROM, INC., a Washington corporation (the “Borrower”), the banks and other financial institutions from time to time parties thereto as lenders (the “Lenders”), WELLS FARGO BANK, N.A., as Syndication Agent and BANK OF AMERICA, N.A., as agent and representative for the Lenders (in such capacity or any successor in such capacity is referred to herein as the “Agent”). Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement.
          This Compliance Certificate is being delivered pursuant to Section 5.1(c) of the Credit Agreement and relates to certain financial statements of the Borrower (the “Financial Statements”) as of and for [Fiscal Quarter][Fiscal Year] ended                                (the “Financial Statement Date”; such [period being the “accounting period”). The undersigned is the [chief financial officer] [president] of the Borrower, and hereby further certifies as of the date hereof, in [his/her] capacity as an officer of the Borrower, as follows:
          1.      I have reviewed the terms of the Loan Documents and have made, or have caused to be made, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the Financial Statements to make the statements contained in this Compliance Certificate. I have also made such inquiries as have been necessary of other officers of the Borrower in order to complete this Compliance Certificate.
          2.      Such review has not disclosed the existence of any Default or Event of Default during such accounting period or as of the Financial Statement Date, and I do not have knowledge of the existence, as at the date of this Compliance Certificate, of any Default or Event of Default[,except as follows:1].
          3.      The Financial Statements which accompany this Compliance Certificate fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP[, subject to change resulting from normal year end audit adjustments].
          4.      As of the Financial Statement Date, the Borrower is in compliance with the Leverage Ratio set forth in Section 6.3 of the Credit Agreement as set forth below:

1   Specify the nature and period of existence of each Default or Event of Default (if any) and what action the Borrower has taken, is taking, or proposes to take with respect thereto.

I. Maximum Leverage Ratio as of Financial Statement Date

A.	Funded Debt as of the Financial Statement Date[1]	$_________
B.	Rent Expense for Preceding Twelve Months	$_________
C.	EBITDAR for Preceding Twelve Months	$_________

	Leverage Ratio as of Financial Statement Date	to 1.0
[(A + (B x 6)] ÷ C

	Maximum Leverage Ratio permitted under Section 6.3(a):	4.0 to 1.0

II. Minimum Fixed Charge Coverage Ratio as of Financial Statement Date

A.	EBITDAR for Preceding Twelve Months	$_________
B.	Capital Expenditures for Preceding Twelve Months	$_________
C.	Interest Expense (net of interest income of the Borrower and its Subsidiaries, as determined in accordance with GAAP) for Preceding Twelve Months	$_________
D.	Rent Expense for Preceding Twelve Months	$_________

	Fixed Charge Coverage Ratio as of Financial Statement Date	to 1.0
(A – B) ÷ (C+D)

	Minimum Fixed Charge Coverage Ratio permitted under Section 6.3(b):	2.0 to 1.0
The undersigned has executed this Compliance Certificate as of the                           day of                     .

Name:
Title:	[2]

1 For purposes of calculating the Leverage Ratio between the Closing Date and February 1, 2010, Funded Debt shall be reduced by the amount of cash on the balance sheet of the Borrower in an amount not to exceed $250,000,000.
2 To be signed by the chief financial officer or treasurer of the Borrower.

Exhibit to Revolving Credit Facility [9.6(b)]
FORM OF
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: Nordstrom, Inc.

4.	Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.	Credit Agreement: Credit Agreement, dated as of August 14, 2009, among Nordstrom, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as administrative agent.

1 Select as applicable.

6.	Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Revolving	Revolving	Assigned of
Facility Assigned	Commitment/Loans	Commitment/Loans	Revolving
	for all Lenders	Assigned	Commitment/Loans
[2]

Revolving Committed Amount	$	$		%

_________________	$	$		%

_________________	$	$		%

[7.	Trade Date: ][3]
Effective Date:                                    , 20      [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
          The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

2 Set forth, to at least 9 decimals, as a percentage of the Revolving Commitment/Loans of all Lenders thereunder.
3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and][4] Accepted: BANK OF AMERICA, N.A., as Agent
By:
Title:

[Consented to:][5] NORDSTROM, INC.
By:
Title:

4 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1.       Representations and Warranties.
          1.1.       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2.       Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

          3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Washington.

Schedule 1.1(c)
Revolving Commitments

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$88,500,000.00	13.615384615%
Wells Fargo Bank, N.A.	$88,500,000.00	13.615384615%
The Royal Bank of Scotland plc	$75,000,000.00	11.538461538%
U.S. Bank National Association	$75,000,000.00	11.538461538%
Fifth Third Bank	$53,000,000.00	8.153846153%
State Bank of India	$40,000,000.00	6.153846153%
Morgan Stanley Bank, National Association	$35,000,000.00	5.384615384%
The Bank of New York Mellon	$30,000,000.00	4.615384615%
Goldman Sachs Bank USA	$25,000,000.00	3.846153846%
JPMorgan Chase Bank, N.A.	$25,000,000.00	3.846153846%
KeyBank National Association	$25,000,000.00	3.846153846%
The Northern Trust Company	$25,000,000.00	3.846153846%
Union Bank, N.A.	$25,000,000.00	3.846153846%
Bank of Hawaii	$10,000,000.00	1.538461538%
Cathay United Bank	$10,000,000.00	1.538461538%
First Commercial Bank, Los Angeles Branch	$10,000,000.00	1.538461538%
Chang Hwa Commercial Bank, New York Branch	$5,000,000.00	0.769230769%
Hua Nan Commercial Bank, Ltd., Los Angeles Branch	$5,000,000.00	0.769230769%
TOTAL	$650,000,000.00	100.00%

SCHEDULE 9.5
CERTAIN ADDRESSES FOR NOTICES
BORROWER:
Nordstrom, Inc.
1700 Seventh Avenue, 12th Floor
Seattle, WA 98101-1397
Attn: Robert E. Campbell
Telephone: 206-303-3290
Facsimile: 206-303-3009
Electronic Mail: rob.campbell@nordstrom.com
With a copy to:
Nordstrom, Inc.
1700 Seventh Avenue, Suite 700
Seattle, WA 98101-4407
Attn: Robert B. Sari
Telephone: 206-303-2540
Facsimile: 206-303-2789
Electronic Mail: robert.sari@nordstrom.com
Copies of material notices, including notices of any Default, to:
Lane Powell PC
1420 Fifth Avenue, Suite 4100
Seattle, WA 98101
Attention: Joan Robinson
Telephone: (206) 233-6000
Facsimile: (206) 223-7107
Electronic Mail: robinsonj@lanepowell.com
Copies of material notices, including notices of any Default, to:
Moore & Van Allen PLLC
100 N. Tryon, 47th Floor
Charlotte, NC 28202
Attention: Lauren Biek
Telephone: 704-331-1166
Facsimile: 704-339-5920
Electronic Mail: laurenbiek@mvalaw.com

ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
2001 Clayton Road, Building B
Mail Code: CA4-702-02-25
Concord, CA 94520-2405
Attention: Glenis Croucher
Telephone: 925-675-8361
Facsimile: 888-969-3315
Electronic Mail: glenis.croucher@bankofamerica.com
Payment Instructions:
Bank of America, N.A.
New York, NY
ABA # 026009593
Account No.: 3750836479
Account Name: Credit Services #5596
Ref: Nordstrom, Inc.
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
335 Madison Avenue 4th Floor
Mail Code: NY1-503-04-03
New York, NY 10017
Attention: Steven Gazzillo
Telephone: 646-556-0328
Facsimile: 212-901-7842
Electronic Mail: steven.gazzillo@bankofamerica.com